Table of Contents

LIMITED LIABILITY COMPANY AGREEMENT

OF

MID-AMERICA MULTIFAMILY FUND II, LLC

(a Delaware limited liability company)

Dated as of June 23, 2009

THE INTERESTS REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “FEDERAL ACT”), OR THE SECURITIES LAWS OF THE VARIOUS STATES (“STATE LAW”).  THEY HAVE BEEN ISSUED AND SOLD PURSUANT TO AN EXEMPTION FROM THE FEDERAL ACT AND STATE LAW AND MAY NOT, EXCEPT AS SPECIFICALLY PROVIDED HEREIN, BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED BY THE HOLDERS THEREOF AT ANY TIME, AND WHICH MAY BE CONDITIONED UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGING MEMBER THAT SUCH SECURITIES MAY BE TRANSFERRED WITHOUT REGISTRATION OR QUALIFICATION.  TRANSFER OF AN INTEREST IS PROHIBITED EXCEPT PURSUANT TO REGISTRATION IN ACCORDANCE WITH THE FEDERAL ACT AND EACH RELEVANT STATE LAW OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE FEDERAL ACT AND EACH RELEVANT STATE LAW.  HEDGING TRANSACTIONS INVOLVING AN INTEREST MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE FEDERAL ACT AND ALL APPLICABLE STATE LAWS.
EXHIBITS

Exhibit A — Example IRR Calculation
Exhibit B — Property Management Agreement
Exhibit C — Example Percentage Interest and Final Sharing Ratio Adjustment
Exhibit D — Due Diligence and Closing Checklist
Exhibit E — Purchase and Sale Agreement
Exhibit F — Single Purpose Entity Agreement
Exhibit G — Investment Criteria
Exhibit H — Memphis Commercial Group Agreement

LIMITED LIABILITY COMPANY AGREEMENT
OF
MID-AMERICA MULTIFAMILY FUND II, LLC

This LIMITED LIABILITY COMPANY AGREEMENT of MID-AMERICA MULTIFAMILY FUND II, LLC, a Delaware limited liability company, is made and entered into as of June ___, 2009 (the "Formation Date"), by and among Mid-America Apartments, L.P., a Tennessee limited partnership ("MAALP") and TPRF II/Memphis Investor, L.L.C., a Delaware limited liability company ("Thackeray").

ARTICLE 1

DEFINED TERMS

As used in this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

1.1. AAA.»

  "AAA" shall have the meaning set forth in Section 13.10.2.

1.2. Acquiring Member»

.  “Acquiring Member” shall have the meaning set forth in Section13.1.2.

1.3. Acquisition Contract»

.  “Acquisition Contract” shall have the meaning set forth in Section 6.3.10.

1.4. Act.»

  "Act" means the Delaware Limited Liability Company Act, as amended from time to time.

1.5. 1933 Act.»

  "1933 Act" means the Securities Act of 1933, as amended.

1.6. Additional Capital Contributions.»

  "Additional Capital Contributions" shall have the meaning set forth in Section 3.2.

1.7. Adjusted Capital Account Deficit.»

  "Adjusted Capital Account Deficit" means with respect to any Member for any taxable year, the deficit balance, if any, in such Member's Capital Account as of the end of such taxable year, after increasing such Capital Account by any amounts that such Member is actually obligated or deemed obligated to restore as described in the penultimate sentences of Treasury Regulation Section 1.704-2(g)(1) and Treasury Regulation Section 1.704-2(i)(5), and reducing such Capital Account by any amounts described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).  The definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

1.8. Affiliate.»

  "Affiliate" means, with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person; provided, however, that no individual Person or any Person who controls, is controlled by, or is under common control with such individual Person shall be deemed an Affiliate of another Person solely by reason of such individual's status as a director, officer or employee of such Person; provided further, that, without limiting the foregoing, Mid-America Apartment Communities, Inc (“MAAC”) and MAALP are Affiliates of each other and MAAC and MAALP individually and collectively are not Affiliates of Thackeray and vice versa.  As used in this definition, the terms "control," "controlling," "controlled by" or "under common control with" means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through voting securities, by contract or otherwise.

1.9. Agreement.»

  "Agreement" means this Limited Liability Company Agreement, as it may be amended from time to time.

1.10. Book Basis.»

  "Book Basis" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes; provided, however, (a) if property is contributed to the Company, the initial Book Basis of such property shall equal its Fair Market Value on the date of contribution as determined by this Agreement; and (b) if the Capital Accounts of the Company are adjusted pursuant to Treasury Regulation Section 1.704-1(b) to reflect the Fair Market Value of any Company asset, the Book Basis of such asset shall be adjusted to equal its respective Fair Market Value as of the time of such adjustment in accordance with such Treasury Regulation.  The Book Basis of all assets shall be adjusted thereafter by depreciation and amortization as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

1.11. Budget.»

  "Budget" means a Budget and Operating Plans.

1.12. Budget and Operating Plans.»

  "Budget and Operating Plans" shall have the meaning set forth in Section 9.6.1.

1.13. Buyer.»

  "Buyer" shall have the meaning set forth in Section 7.1.

1.14. Buy-Sell Offer.»

  "Buy-Sell Offer" shall have the meaning set forth in Section 8.1.

1.15. Capital Account.»

  "Capital Account" means that capital account maintained for each Member pursuant to Section 3.10.

1.16. Capital Contributions.»

  "Capital Contributions" means, with respect to any Member, the amount of cash and the initial Book Basis of any property or other asset (net of liabilities assumed by the Company resulting from such contribution, and liabilities to which that property or asset is subject), contributed or deemed contributed to the Company with respect to the Percentage Interest held by the Member.

1.17. Cash Needs.»

  "Cash Needs" shall have the meaning set forth in Section 3.2.

1.18. Certificate of Formation.»

  "Certificate of Formation" shall have the meaning set forth in Section 2.1.

1.19. Change in Control.»

  A "Change in Control" with respect to MAAC shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the Regulations promulgated thereunder), acquires, directly or indirectly, in any transaction or series of transactions 40% or more of the Full Voting Power of MAAC or substantially all of the assets of MAAC (a "CIC Threshold Transaction"); provided, however, that a Change in Control shall not be deemed to have occurred if after a CIC Threshold Transaction (1) the Chief Executive Officer and Chief Financial Officer (who held such positions as of the Formation Date or are otherwise approved by all the Members) continue to hold those positions with MAAC or any surviving entity after a CIC Threshold Transaction, or (2) such CIC Threshold Transaction is a transaction described in Rule 13e-3 under the Securities Exchange Act of 1934 and the Chief Executive Officer and Chief Financial Officer of MAAC (who held such positions as of the Formation Date or are otherwise approved by all the Members) remain in those positions with MAAC or any surviving entity after such CIC Threshold Transaction, or (ii) an event occurs in which the Chief Executive Officer, Chief Financial Officer and at least 50% of the directors of MAAC (who held such positions as of the Formation Date or are otherwise approved by all Members) do not continue to hold those positions with MAAC or any surviving entity after such event.  "Full Voting Power" shall mean the right to vote in the election of one or more directors through proxy or by the beneficial ownership of common stock of MAAC or other securities then entitled to vote in the election of one or more directors.  For purposes of calculating the percentage ownership of Full Voting Power of a person, all warrants, options or rights to purchase common stock or other securities of MAAC that would be entitled to vote in the election of directors of MAAC held by all persons shall be deemed to have been exercised and all securities convertible into or exchangeable for MAAC common stock or voting securities, including Class A common units of limited partnership interest in MAALP, shall be deemed to have been converted or exchanged, as the case may be (disregarding for such purposes any restrictions on conversion, voting (such as proxies), exchange or exercise), in each case for the maximum number of shares of common stock of MAAC or other securities entitled to then vote in the election of one or more directors.  A "Change in Control" with respect to MAALP means any event (including, without limitation, any sale, assignment, Transfer, merger, consolidation, combination, reorganization, liquidation, division, dividend, stock split or other restructure) which results in (1) MAAC (or an Affiliate of MAAC) no longer owning and controlling MAALP, or substantially all the assets owned by MAALP, prior to such event or (2) any Change in Control with respect to MAAC.  As used in the previous sentence, the term "controlling" shall have the same meaning as set forth in the definition of Affiliate. A “Change in Control” with regards to Thackeray means any event, including without limitation, any sale, assignment, Transfer, merger, consolidation, reorganization, liquidation, division, dividend or any other restructure of Thackeray or Thackeray Partners Realty Fund II, L.P. ("Thackeray Partners"), resulting in Thackeray Partners no longer owning and controlling Thackeray, or substantially all the assets owned by Thackeray, prior to such event; provided that such event shall be deemed not to constitute a Change in Control if either Tony Dona or Mary Hager (or both of them) continue in controlling management positions relating to the entity that, upon such event, controls or owns Thackeray.

1.20. Code.»

  "Code" means the Internal Revenue Code of 1986, as amended.

1.21. Company.»

 "Company" means the company formed and governed by this Agreement.

1.22. Company Accountant»

.  “Company Accountant” shall have the meaning set forth in Section 9.4.

1.23. Company Loan.»

  “Company Loan” shall have the meaning set forth in Section 3.3.

1.24. Company Minimum Gain»

.  “Company Minimum Gain” shall have the meaning of “Partnership Minimum Gain” set forth in Treasury Regulation Section 1.704-2(d).

1.25. Confidential Information.»

  "Confidential Information" shall have the meaning set forth in Section 13.22.1 hereof.

1.26. Contributing Member.»

  “Contributing Member” shall have the meaning set forth in Section 3.2.

1.27. Contributing Member's Representatives.»

  "Contributing Member's Representatives" shall have the meaning set forth in Section 3.6.

1.28. Default Loan.»

  “Default Loan” shall have the meaning set forth in Section 3.6.6.

1.29. Election.»

  "Election" shall have the meaning set forth in Section 8.1.3.

1.30. Escrow Fund.»

  "Escrow Fund" shall have the meaning set forth in Section 8.1.1.

1.31. Executive Committee.»

  "Executive Committee" means the committee formed pursuant to Section 6.1.

1.32. Expenditures.»

  "Expenditures" means, for any period, the sum of the total gross expenditures of the Company during such period, including (a) all cash operating expenses, (b) all costs and expenses of any financing and all debt service payments including debt service on loans made to the Company by the Members or any of their Affiliates (pursuant to the terms and conditions of this Agreement other than Company Loans), (c) all expenditures which are treated as capital expenditures (as distinguished from expense deductions) under GAAP, (d) all real estate taxes, personal property taxes and sales taxes, (e) all deposits of Receipts to the Company's reserve accounts, and (f) all costs and expenditures related to any acquisition, sale, disposition, financing, refinancing or securitization of a Property;  provided, however, that Expenditures shall not include (i) any payment or expenditure to the extent (A) the sources of funds used for such payment or expenditure are not included in Receipts or (B) such payment or expenditure is paid directly out of any Company reserve account (as opposed to first being deposited into an operating account and then applied to the applicable expense), or (ii) any expenditure properly attributable to the liquidation of the Company.

1.33. Failed Contribution.»

  "Failed Contribution" shall have the meaning set forth in Section 3.6.

1.34. Fair Market Value.»

  "Fair Market Value" means, as to any non-cash property of the Company, the fair market value thereof as determined by the Executive Committee.

1.35. Final Sharing Ratio.»

  "Final Sharing Ratio" means with respect to a Member, the percentage set forth under the heading Final Sharing Ratio opposite the name of that Member in Section 3.1 as it may be increased or decreased pursuant to this Agreement.

1.36. Formation Date.»

  "Formation Date" shall have the meaning given to such term in the first paragraph of this Agreement.

1.37. Fund III»

.  “Fund III” shall have the meaning given to such term in Section 3.2.

1.38. GAAP.»

  "GAAP" shall have the meaning set forth in Section 9.2.

1.39. Indemnitee.»

  "Indemnitee " shall have the meaning set forth in Section 6.10.2.3.

1.40. Initial Cash Contributions.»

  "Initial Cash Contributions" shall have the meaning set forth in Section 3.1.

1.41. Interest.»

  "Interest" means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

1.42. IRR.»

  "IRR" means with respect to contributions (i.e. Capital Contributions) to the Company by a Member and distributions (i.e. distributions made under Sections 5.1 and 11.3) from the Company to a Member, the monthly rate of compounding which satisfies the condition that the sum of the present values of each contribution equals the sum of the present values of each distribution, where each such present value is determined as of the Formation Date.  For purposes of this Agreement, IRR will be calculated by treating each contribution and distribution which occurs during a month as occurring at the beginning of that month and by using the computer program Microsoft EXCEL (Internal Rate of Return Calculation).  Any IRR expressed in this Agreement will be expressed as an annual rate taking into consideration the monthly compounding required to yield such annual rate.  An example IRR calculation in accordance with this definition, which is calculated inclusive of a return of Member Capital Contributions, is attached hereto as Exhibit A.

1.43. Investment Criteria»

.  “Investment Criteria” shall have the meaning set forth in Section 2.7.

1.44. Investment Period»

.  “Investment Period” shall have the meaning set forth in Section 2.7.

1.45. Lending Member»

.  “Lending Member” shall have the meaning set forth in Section 3.6.6.

1.46. Liquidating Amount»

 “Liquidating Amount” means, with respect to a Member, at the end of any fiscal year or other allocation period, the amount which such Member would then be entitled to receive if, immediately following such fiscal year or other allocation period: (a) all of the assets of the Company (other than cash and claims of the Company for contributions) were sold for cash equal to their respective Book Basis (or, in the case of assets subject to liabilities for which the creditor’s right is limited to assets of the Company, the amounts of such liabilities, if greater than the aggregate Book Basis of such assets); (b) all unconditional obligations to contribute to the Company were collected in full; and (c) the proceeds of such sale and collections, and all other cash of the Company, were distributed as provided in Section 5.1.

1.47. Liquidator.»

  "Liquidator" shall have the meaning set forth in Section 11.3.1.

1.48. Loan Needs.»

  "Loan Needs" shall have the meaning set forth in Section 3.3.

1.49. Lockout Period.»

  “Lockout Period” means the two (2) year period from the Acquisition Date of a Property.

1.50. Loss.»

  "Loss" means, with respect to the Company, for each taxable year, each item of the Company's taxable loss or deduction for such taxable year, as determined under Section 703(a) of the Code, and Section 1.703-1 of the Treasury Regulations (for this purpose, all items of deduction and loss required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable loss), but with the following adjustments:

(a) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code, including any items treated under Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations as items described in Section 705(a)(2)(B) of the Code, shall be considered an item of taxable deduction or loss;

(b) In the event the Book Basis of any Company asset is reduced as a result of an adjustment to Book Basis under Treasury Regulation Section 1.704-1(b)(2)(iv)(f), the amount of such reduction shall be taken into account as loss from the disposition of such asset for purposes of computing Loss;

(c) Loss resulting from any disposition of property with respect to which loss is recognized for federal income tax purposes shall be computed by reference to the Book Basis of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Basis;

(d) Any items which are specially allocated pursuant to Section 4.2 shall not be taken into account in computing Loss; and

(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable loss or deduction, there shall be taken into account depreciation and amortization as determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(g), if applicable for such taxable year or other period.

1.51. Major Decision.»

  "Major Decision" shall have the meaning set forth in Section 6.3.

1.52. Managing Member.»

  "Managing Member" means MAALP or any other Person who is selected as the Managing Member in accordance with this Agreement.

1.53. Managing Member Indemnitees.»

  "Managing Member Indemnitees" shall have the meaning set forth in Section 6.10.1.2.

1.54. Maximum Contribution Amount.»

  "Maximum Contribution Amount" shall have the meaning set forth in Section 3.2.

1.55. Member.»

  "Member" means Thackeray, MAALP or any other Person designated as a Member on the signature pages to this Agreement or who or which is admitted hereafter as a member of the Company in accordance with this Agreement and applicable law.

1.56. Member Minimum Gain.»

  "Member Minimum Gain" means "partner minimum gain" as defined in Treasury Regulation Section 1.704-2(i)(2).

1.57. Member Nonrecourse Debt.»

  "Member Nonrecourse Debt" means "partner nonrecourse debt" as defined in Treasury Regulation Section 1.704-2(b)(4).

1.58. Member Nonrecourse Deductions.»

  "Member Nonrecourse Deductions" means "partner nonrecourse deductions" as defined in Treasury Regulations Section 1.704-2(i)(1).

1.59. Net Cash Flow.»

  "Net Cash Flow" means, for any period, the excess of (a) Receipts for such period, over (b) Expenditures for such period.

1.60. Net Profits and Net Losses.»

  "Net Profits or Net Losses" means for each taxable year or other period the excess of items of Profit over items of Loss for such period, or the items of Loss over the items of Profit for such period, as appropriate.  Net Profits and Net Losses shall not include items of Profit and Loss allocated pursuant to Section 4.2.

1.61. Non-Contributing Member.»

  "Non-Contributing Member" shall have the meaning set forth in Section 3.6.

1.62. Non-Offering Member.»

  "Non-Offering Member" shall have the meaning set forth in Section 8.6.

1.63. Nonrecourse Debt.»

  "Nonrecourse Debt" shall have the meaning given to the term "nonrecourse liability" by Treasury Regulation Section 1.704-2(b)(3).

1.64. Nonrecourse Deductions.»

  "Nonrecourse Deductions" shall have the meaning set forth in Treasury Regulation Section 1.704-2.

1.65. Notices.»

  "Notices" shall have the meaning set forth in Section 13.7.

1.66. Offeree.»

  "Offeree" shall have the meaning set forth in Section 8.1.

1.67. Offeree Value.»

  "Offeree Value" shall have the meaning set forth in Section 8.1.2.

1.68. Offering Member.»

  "Offering Member" shall have the meaning set forth in Section 8.6.

1.69. Offeror.»

  "Offeror" shall have the meaning set forth in Section 8.1.

1.70. Offeror Value.»

  "Offeror Value" shall have the meaning set forth in Section 8.1.2.

1.71. Percentage Interest.»

  "Percentage Interest" means, with respect to a Member, that percentage set forth under the heading Percentage Interest opposite the name of that Member on Section 3.1 as it may be increased or decreased pursuant to this Agreement.

1.72. Permitted Investments.»

  "Permitted Investments" means United States government obligations, collateralized bank time deposits, money market accounts and certificates of deposit which are insured by the United States government.

1.73. Person.»

  "Person" means an individual or an entity.

1.74. Prime Rate.»

  "Prime Rate" means the lesser of (i) the fluctuating rate per annum as in effect from time to time equal to the rate of interest announced publicly by JPMorgan Chase & Co. in New York, New York as its base rate, or (ii) the maximum rate permitted to be charged under applicable law.

1.75. Proceeding.»

  "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

1.76. Profit.»

  "Profit" means, with respect to the Company, for each taxable year, each item of the Company's taxable income or gain for such taxable year, as determined under Section 703(a) of the Code, and Section 1.703-1 of the Treasury Regulations (for this purpose, all items of income and gain required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or gain), but with the following adjustments:

(a) Any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company during such taxable year shall be considered an item of taxable income;

(b) In the event the Book Basis of any Company asset is increased pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f), the amount of such adjustment shall be taken into account as gain from the disposition of such asset for purposes of computing Profit;

(c) Gain resulting from any disposition of property with respect to which gain is recognized for federal income tax purposes shall be computed by reference to the Book Basis of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Basis; and

(d) Any items which are specially allocated pursuant to Section 4.2 shall not be taken into account in computing Profit.

1.77. Project Subsidiaries.»

  "Project Subsidiaries" and "Project Subsidiary" shall have the meaning set forth in Section 2.6.

1.78. Properties.»

  "Properties" and "Property" shall have the meaning set forth in Section 2.6.

1.79. Property Buy Offer.»

  "Property Buy Offer" shall have the meaning set forth in Section 8.6.

1.80. Property Buy–Sell Event.»

  "Property Buy-Sell Event" shall have the meaning set forth in Section 8.6.

1.81. Property Buy-Sell Offer.»

  "Property Buy-Sell Offer" shall have the meaning set forth in Section 8.6.

1.82. Property Management Agreement.»

  "Property Management Agreement" means a Property Management Agreement, by and between the Property Manager and the Company, with respect to a particular Property in a form substantially similar to Exhibit B hereto.

1.83. Property Manager.»

  "Property Manager" means MAALP.

1.84. Property Offer Election.»

  "Property Offer Election" shall have the meaning set forth in Section 8.6.2.

1.85. Property Purchase Price.»

  "Property Purchase Price" shall have the meaning set forth in Section 8.6.1.

1.86. Property Sell Offer.»

  "Property Sell Offer" shall have the meaning set forth in Section 8.6.

1.87. Prospective Property Acquisition»

.  “Prospective Property Acquisition” shall have the meaning set forth in Section 13.1.1.

1.88. Purchase Date.»

  "Purchase Date" means, for purposes of Section 7.4, the date a Purchase Event occurs except with respect to the event described in Section 7.1.7 for which the Purchase Date will mean the date the Buyer gives notice to Seller of Buyer's election to purchase Seller's Purchase Interest.

1.89. Purchase Event.»

  "Purchase Event" shall have the meaning set forth in Section 7.1.

1.90. Purchase Interest.»

  "Purchase Interest" shall have the meaning set forth in Section 7.1.

1.91. Purchase Option.»

  "Purchase Option" shall have the meaning set forth in Section 7.1.

1.92. Purchase Price.»

  "Purchase Price" shall have the meaning set forth in Section 8.1.1.

1.93. Receipts.»

  "Receipts" means, for any period, the sum of the total consideration received by the Company during such period, including all receipts of the Company from (a) Capital Contributions, (b) net proceeds from the sale or other disposition of all or any portion of a Property, (c) rent, additional rent and percentage rent paid to the Company, (d) concessions, (e) condemnation or casualty proceeds relating to the condemnation of or casualty loss with regard to all or any portion of a Property (including any and all insurance awards with regard thereto), (f) rent or business interruption insurance, if any, (g) funds made available to the extent such funds are withdrawn from the Company's reserve accounts and deposited into the Company's operating accounts, (h) net proceeds from the financing, refinancing or securitization of a Property and (i) all other revenues and receipts realized by the Company, including, without limitation, distributions and other payments and amounts received directly or indirectly from any subsidiary or other entity owned in whole or part by the Company to the extent not previously recognized as Receipts through consolidation or otherwise.

1.94. Region.»

  “Region” means the cities and surrounding areas described in Exhibit G, together with additional cities and related areas that may be agreed upon by the Executive Committee.

1.95. Rejecting Member»

.  “Rejecting Member” shall have the meaning set forth in Section 13.1.2.

1.96. Related Agreements.»

  "Related Agreements" mean any Property Management Agreement and any other written agreement between any Member or any of its Affiliates and the Company or any Project Subsidiary relating to or arising out of this Agreement or any Company property.

1.97. Representative.»

  "Representative" shall have the meaning set forth in Section 6.10.2.4.

1.98. Seller.»

  "Seller" shall have the meaning set forth in Section 7.1.

1.99. Subject Property.»

  "Subject Property" shall have the meaning set forth in Section 8.6.1.

1.100. Tax Matters Member»

.  “Tax Matters Member” shall have the meaning set forth in Section 9.7.

1.101. Target Amount.»

  "Target Amount" shall mean a cash sum that would result in an IRR to the Members of fifteen percent (15%) with respect to the aggregate Capital Contributions made by the Members (including any Capital Contributions deemed made by the Contributing Members pursuant to Section 3.7.1, but excluding any Additional Capital Contributions returned to Members pursuant to Section 3.6.5), including the return of said Capital Contributions,  to the Company during the period commencing upon the Formation Date and ending upon (and including) the date of determination of the Target Amount hereunder.

1.102. Thackeray Interest.»

  "Thackeray Interest" shall have the meaning set forth in Section 10.2.

1.103. Thackeray.»

  "Thackeray" shall have the meaning set forth in the introductory paragraph hereof.

1.104. Transfer.»

  "Transfer" shall have the meaning set forth in Section 10.1.1.

1.105. Treasury Regulations»

.  “Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations are amended from time to time.

1.106. Other Terms.»

  All references to "Articles" and "Sections" contained in this Agreement are, unless specifically indicated otherwise, references to articles, sections, subparagraphs, and clauses of this Agreement.  Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate (and vice versa), and words of any gender shall include each other gender where appropriate.  As used in this Agreement, the following words and phrases shall have the meanings indicated:  (i) "day" shall mean a calendar day; (ii) "including" and "include" shall mean including without limitations; (iii) "law" and "laws" shall mean statutes, regulations, rules, judicial, executive, and governmental orders, and other governmental actions and legal pronouncements having the effect of law; (iv) "dollar'' and "$" shall mean a United States dollar; and (v) "approved by the Executive Committee" shall mean approved by the affirmative vote of a majority in number of the members of the Executive Committee; provided, however, that if a Member or an Affiliate of such Member is directly or indirectly financially interested in a transaction other than in connection with such Member's interest as a Member in the Company (e.g. as a provider of goods or services to the Company), except as a provider of services pursuant to a Property Management Agreement, the phrase shall mean approved by the affirmative vote of a majority in number of the members of the Executive Committee other than members appointed by such Member who is so interested.

ARTICLE 2

ORGANIZATION

2.1. Formation.»

  The Members hereby form the Company as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement.  Timothy P. Argo, as an authorized person within the meaning of the Act, has executed, delivered and filed the Certificate of Formation (“Certificate of Formation”) in the Office of the Secretary of State of the State of Delaware.  Upon such filing, his powers as an authorized person ceased and the Managing Member became designated as an authorized person within the meaning of the Act.

2.2. Name.»

  The name of the Company is set forth on the cover page to this Agreement.  The Executive Committee may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Executive Committee may from time to time determine.  All business of the Company shall be conducted under such name.  In the event the Executive Committee changes the name of the Company or adopts any trade or fictitious name for use by the Company, the Managing Member shall promptly file or record with the proper offices in each jurisdiction and political subdivision in which the Company is conducting business such amendments or certificates, applications or other documents as are required by applicable law.

2.3. Principal Place of Business.»

  The principal place of business and office of the Company shall be located at the offices of the Managing Member, 6584 Poplar Avenue, Memphis, Tennessee 38138, or other such places of business and offices as the Executive Committee and the Managing Member may from time to time designate (in each case, all the Members shall be provided with notice of any change in the principal or additional place of business and office of the Company).

2.4. Term.»

  The term of the Company shall commence on the date of the filing of the Certificate of Formation pursuant to the Act, and shall continue until June 30, 2024, unless sooner terminated as provided in this Agreement.

2.5. Registered Agent and Registered Office.»

  The name of the Company's registered agent for service of process shall be National Registered Agents, Inc. and the address of the Company's registered agent and the address of the Company's registered office in the State of Delaware shall be 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904.  Such agent and such office may be changed from time to time by the affirmative vote of the Executive Committee.

2.6. Purpose.»

  The purpose of the Company shall be to acquire, reposition, renovate, manage and sell multifamily residential real properties (collectively, the "Properties" and individually, a "Property") located within the Region through wholly-owned subsidiary single purpose entities (collectively, the "Project Subsidiaries" and individually a "Project Subsidiary") and through the Project Subsidiaries to own, reposition, renovate, redevelop, rehabilitate, improve, hold, manage, operate, finance, refinance, lease, sell and otherwise deal with and dispose of the Properties and/or the Company's interest in the Project Subsidiaries and to conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes.  The Company shall not engage in any other business or activity without the approval of all of the Members.

2.7. Investment Period.»
  It is the intent of the Members that the Company will (i) acquire or cause to be acquired all Properties on or prior to September 10, 2010 (the “Investment Period”), (ii) dispose of each Property between sixty (60) and eighty four (84) months of its acquisition by the Company or a Project Subsidiary, as applicable, and (iii) liquidate the assets of the Company no later than one hundred (100) months from the date of the first acquisition of a Property by the Company or a Project Subsidiary, provided that with the approval of the Executive Committee, the Company may extend each time frame referenced in clauses (i), (ii) and (iii) above.  All Properties shall satisfy the investment criteria set forth in Exhibit G (the “Investment Criteria”) except as may otherwise be agreed upon by the Executive Committee.

ARTICLE 3

CAPITAL

3.1. Initial Capital Contributions.»

  Simultaneously with the full and complete execution of this Agreement, the Members shall make the following initial cash contributions to the capital of the Company (the "Initial Cash Contributions"):

	Amount	Percentage Interest	Final Sharing Ratio
MAALP	$35,000	33.33%	50.000%
Thackeray	$70,000	66.67%	50.000%
Total	$105,000	100.00%	100.000%

The Initial Cash Contributions will be used to pay, among other expenses approved by the Executive Committee, all out-of-pocket costs to form the Company including reasonable legal fees incurred by the Members in connection with negotiation of this Agreement.

3.2. Additional Capital Contributions.»

  To the extent approved by the Executive Committee, if at any time or from time to time additional funds are required ("Cash Needs") (i) to close the acquisition of any Property (including the payment of third party closing costs) approved by the Executive Committee or to fund any deposits required to be paid pursuant to any letter of intent or any purchase and sale agreement approved by the Executive Committee, (ii) to pay costs and expenses (whether operating or capital in nature) in connection with the operation of the Properties that are in accordance with the Budget and Operating Plans, or (iii) to fund the reasonable working capital needs of the Company for both operating and capital expenditures of the Company that are in accordance with the Budget and Operating Plans, the Executive Committee may (but shall not be obligated to) request that the Members make further capital contributions (the "Additional Capital Contributions") in an amount sufficient to fund such Cash Needs.  If so approved and requested by the Executive Committee, each Member (the “Contributing Member”) shall contribute its pro rata share (in proportion to the Percentage Interests of the Members at the time of such request) of the amount of the applicable Cash Needs.  Such Additional Capital Contributions shall be due and payable within 15 business days after a written request therefor has been delivered to each Member.  Notwithstanding any provision herein to the contrary, in no event shall either (1) a request for Additional Capital Contributions in connection with clause (i) above or otherwise to acquire a Property be made after September 10, 2010, without the approval of the Executive Committee or (2) the liability of the Members to make Capital Contributions to the Company exceed the following aggregate amounts (the “Maximum Contribution Amount”):

Member	Maximum Contribution Amount
MAALP	$ 25,000,000
Thackeray	$ 50,000,000
Total	$ 75,000,000

Further, the liability of Thackeray to make Capital Contributions to the Company shall not exceed the amount of the available investment funds of Thackeray Partners Realty Fund II, L.P.  The liability of the Members to make Additional Capital Contributions shall be further limited by the provisions of Section 6.2.3 of this Agreement.

In the event Thackeray is unable to fund its Maximum Contribution Amount hereunder, an Affiliate of Thackeray or Thackeray Partners shall have the opportunity in its sole discretion, but not any obligation, to establish and organize another fund structured materially identical to this Company (“Fund III”), and such Affiliate of Thackeray or Thackeray Partners may make a Capital Contribution to Fund III in an amount equal to the balance of Thackeray's Maximum Contribution Amount that remains unfunded hereunder.  Such Capital Contribution being made to such new Fund III is subject in any event to the ability of such Affiliate of Thackeray or Thackeray Partners to raise sufficient capital for Thackeray Partners Realty Fund III, L.P., in its sole discretion.

3.3. Company Loan.»

  If at any time, additional funds are required to pay any Expenditure incurred pursuant to the Budget and Operating Plans ("Loan Needs"), and the Executive Committee elects to fund such Loan Needs by means of loans from the Members, the Executive Committee may, but shall not be required to, request all Members, within fifteen (15) business days of such written request to all Members, to lend to the Company (pro rata in accordance with the Percentage Interests of all Members, or if any Member refuses to make such loan within such time period, pro rata in accordance with the Percentage Interests of those Members making such loan or in such other manner as the advancing Members may agree) an amount of money up to but not exceeding the entire amount of such Loan Needs, which loan shall be deemed to be a full recourse loan to the Company (a "Company Loan") (but the Members shall have no liability therefor), shall not be considered a Capital Contribution but shall constitute a debt of the Company to the advancing Member, shall bear interest at the lesser of the maximum rate permitted by applicable law or the rate of eighteen percent (18%) per annum, and shall be payable at such time as the Executive Committee and advancing Members shall agree if and to the extent Net Cash Flow exists therefor (when calculating Net Cash Flow for a Company Loan payment no deduction shall be made for the Company Loan payment in question) and, if the Company Loans have not been repaid when the Company liquidates, as provided in Section 11.3.1.1.  Payments made to an advancing Member will be credited first to interest and then to principal.  No Member shall be obligated to make a Company Loan.  If any Member or Members make a Company Loan, upon written request of such Member or Members, the Company will execute and deliver a promissory note payable to such Members as evidence of the Company Loan; provided that the failure of the Company to execute such a promissory note will not affect the validity of the Company Loan in question or the obligation of the Company to repay the Company Loan in accordance with the terms of this Agreement.  Each Company Loan may be prepaid in whole or in part, without penalty or premium.  No distributions of Net Cash Flow pursuant to Section 5.1(ii) and Section 5.1(iii) shall be made by the Company to any Member until all Company Loans have been paid in full.

3.4. Borrow Funds.»

  In addition to or in lieu of requesting Additional Capital Contributions from the Members pursuant to Section 3.2 or Company Loans pursuant to Section 3.3, upon approval of the Executive Committee, the Company shall have the right to borrow funds sufficient to finance the Cash Needs from third parties (i.e., Persons who are not Affiliates of any Member) on such terms and conditions, including rate of interest and maturity, as the Executive Committee deems advisable; provided, however, that in lieu of borrowing from third parties, any one or more of the Members may upon approval of the Executive Committee, from time to time make advances to the Company to meet such requirements, provided that all Members are given an opportunity to make such advances in accordance with their Percentage Interests.  Any such advance made by a Member to the Company shall not be considered a Capital Contribution, but shall constitute a debt of the Company to the advancing Member, payable at such time and on such terms as the Executive Committee and advancing Member may agree.  Payments made to an advancing Member will be credited first to interest and then to principal.  At the request of the Member making the advance, the Company will execute a promissory note evidencing this debt.

3.5. Wire Transfers.»

  The cash Capital Contributions required by Sections 3.1 and 3.2 and any Company Loans made pursuant to Section 3.3 shall be made by wire transfer of funds in dollars to a Company account designated by the Managing Member and approved by the Executive Committee.

3.6. Failure to Make Capital Contribution.»

  If any Member (the "Non-Contributing Member") fails to make an Additional Capital Contribution (or any portion thereof) required by Section 3.2 (a "Failed Contribution"), within 15 business days after receipt of a written request therefor, the Representatives of the Member who contributed its Additional Capital Contribution and who is not an Affiliate of the Non-Contributing Member (the "Contributing Member's Representatives") may exercise any or all of the following remedies, but no others, on behalf of the Company:

3.6.1. Set Off.»

  Provide for the Company to set off the amount of the requested and unmade Additional Capital Contribution and/or the Indemnity referenced in Section 3.6.3 against any amounts which would otherwise be payable by the Company to the Non-Contributing Member or its Affiliates;

3.6.2. Percentage Interest Adjustment.»

  Offer the Contributing Member the opportunity to make an Additional Capital Contribution in an amount equal to the Failed Contribution and/or adjust the Percentage Interests and Final Sharing Ratios of the Members as provided in Section 3.7; or

3.6.3. Seek Indemnity.»

  In the event the Company allows the termination of or is forced to terminate an Acquisition Contract approved by the Executive Committee (as to acquisition terms, project underwriting and economic and legal diligence results) and such termination is due solely to a Non-Contributing Member's failure to make an Additional Capital Contribution (and there exists no other purchaser default, lender default or seller default thereunder and the other Member made its corresponding Additional Capital Contribution for same) and the Company incurs a loss of earnest money or other expense in connection with the termination of such Acquisition Contract, the Non-Contributing Member shall be liable to the Company and the Company may seek indemnification for such loss of earnest money or other expense and all related costs and expenses of the Company including, without limitation, reasonable expenses of the Company incurred in connection with due diligence and other reasonable costs related to determining the suitability of the property which is the subject of the Acquisition Contract, all reasonable costs incurred in connection with the negotiation of any letter of intent, term sheet and/or purchase agreement and related documents, financing fees (e.g., application fees, commitment fees, and costs in connection with any financing), and the costs of litigation, and reasonable attorneys’ fees and expenses, if any, incurred in connection with any such terminated Acquisition Contract.  The Non-Contributing Member shall be liable for and shall indemnify the Company and the Contributing Member for any and all other reasonable actual, out-of-pocket loss, cost, liability or expense, including reasonable attorneys fees, incurred by the Company or the Contributing Member as a result of the Non-Contributing Member’s failure to make such an Additional Capital Contribution pursuant to the circumstances described in the first sentence of this Section 3.6.3.  Notwithstanding the foregoing, such indemnity and reimbursement obligations shall not be in effect if the Member or any Affiliate of the Member who contributed its Additional Capital Contribution in connection with the foregoing consummates the transactions contemplated under such Acquisition Contract within 12 months after such termination for its own account, for the account of any Affiliate of such Member or as a partner or member in any other venture or entity.

3.6.4. Separate Acquisition.»

  Rather than terminate such an approved Acquisition Contract due solely to a Non-Contributing Member's failure to make an Additional Capital Contribution under the circumstances described in Section 3.6.3, the Contributing Member may require the Company to assign the Acquisition Contract, including all the benefits and obligations thereunder and in connection therewith, to the Contributing Member or its designee for the purposes of closing the Acquisition Contract for its or its designee's own account.  If such assignment is made, the Contributing Member and/or its designee shall reimburse the Company for any costs incurred by the Company or funds, such as earnest money, deposited by the Company pursuant to the terms of or in connection with such Acquisition Contract, less any damages incurred by the Contributing Member which were directly caused by the failure of the Non-Contributing Member to so contribute, such as contractual penalties or termination fees arising out of such failure.

3.6.5. Return Additional Capital Contribution.»

  The Contributing Member may request a return of any Additional Capital Contribution it has made to the Company in connection with a Non-Contributing Member's failure to make the required Additional Capital Contribution.

3.6.6. Default Loan.»

  Make a Default Loan equal to the amount of the additional capital requested of the Non-Contributing Member, which advance will be deemed to be a Capital Contribution by the Non-Contributing Member and will be considered a loan (a "Default Loan") from the Member making the advance (the "Lending Member") to the Non-Contributing Member, payable within 30 days after demand and bearing interest at the lesser of the maximum rate permitted by applicable law or the rate of 18% per annum.  If the Lending Member makes a Default Loan, upon written request by the Lending Member, the Non-Contributing Member will execute and deliver a promissory note payable to the Lending Member as evidence of that Default Loan; provided that the failure by the Non-Contributing Member to execute such a promissory note will not affect the validity of the Default Loan in question or the obligation of the Non-Contributing Member to repay the Default Loan in accordance with the terms of this Agreement.  If the Non-Contributing Member fails upon demand to repay with interest any Default Loan made by the Lending Member, the Lending Member will be granted a security interest in the Non-Contributing Member's interest in the Company to secure the Non-Contributing Member's obligation to repay upon demand any Default Loan made to the Non-Contributing Member by the Lending Member.  If a Lending Member has made a Default Loan, all amounts distributable to the Non-Contributing Member by virtue of its Interest or payable to the Non-Contributing Member under this Agreement will be paid by the Company or other Person on behalf of the Non-Contributing Member to the Lending Member in respect of accrued interest on and unpaid principal of any outstanding Default Loans made by the Lending Member (such payments to be applied first to accrued but unpaid interest on and then to outstanding principal of such Default Loans).  At such time as the Non-Contributing Member's obligations to the Lending Member under any Default Loan hereby secured are paid in full, distributions to the Non-Contributing Member will resume as set forth in this Agreement.  Any amounts paid on behalf of a Non-Contributing Member will be deemed to have first been distributed or paid to the Non-Contributing Member and then paid to the Lending Member.  Each Default Loan may be prepaid in whole or in part without penalty.

3.6.7. Prohibition.»

  In the event the Company shall terminate an Acquisition Contract approved by the Executive Committee (as to acquisition terms, project underwriting and economic and legal diligence results) and such termination is due solely to the Non-Contributing Member's failure to make the required Additional Capital Contribution (and there exists no other purchaser default, lender default or seller default thereunder and the other Member made its corresponding Additional Capital Contribution for same), then the Non-Contributing Member and its Affiliates shall not be entitled and shall not acquire, directly or indirectly, all or any portion of the property that was the subject of such terminated Acquisition Contract for a period of twenty-four (24) months following the later of (i) termination of the Acquisition Contract or (ii) satisfying all indemnification Obligations under Section 3.6.3 above.

3.7. Percentage Interest and Final Sharing Ratio Adjustment»

.

3.7.1. Percentage Interest Adjustment.»

  If the Contributing Member's Representatives elect to make an Additional Capital Contribution and adjust the Percentage Interests as provided in Section 3.6.2, effective as of the date the amount requested under Section 3.2 was due, adjustment of each Member's Percentage Interest will be made pursuant to the following formula:

x + (y or yo)
    z + y

where

x =
aggregate Capital Contributions made by a Member including any Additional Capital Contribution made by a Contributing Member pursuant to Section 3.6.2 on account of a Non-Contributing Member's Failed Contribution;

y =
Additional Capital Contribution made by  Contributing Member pursuant to Section 3.6.2 on account of a Non-Contributing Member's Failed Contribution (this is the deemed contribution provision of the penalty adjustment);

yo =	-0- for a Non-Contributing Member; and

z =
Aggregate Capital Contributions made by all Members including any Additional Capital Contribution made by a Contributing Member pursuant to Section 3.6.2 on account of a Non-Contributing Member's Failed Contribution.

Upon an adjustment to Percentage Interests pursuant to this Section 3.7.1, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv) and based upon Percentage Interests as adjusted.  An example of adjustments made pursuant to this Section 3.7 is attached hereto as Exhibit C and incorporated herein for all purposes.  The Executive Committee will endeavor to promptly give each Member written notice of its Percentage Interest, as adjusted, and its Capital Account balance each time an adjustment occurs; provided, that failure to give such notice shall not in any way affect or otherwise nullify any adjustment made pursuant to this Section 3.7.

3.7.2. Final Sharing Ratio Adjustment.»

  If the Contributing Member's Representatives elect to adjust the Percentage Interests as provided in Section 3.6.2, effective as of the date the amount requested under Section 3.2 was due, adjustment of each Member's Final Sharing Ratio will be made pursuant to the following formula:

a – b + c

where

a =           Member's Final Sharing Ratio prior to adjustment

b =           Member's Percentage Interest prior to adjustment; and

c =           Member's Percentage Interest after adjustment

An example of adjustments made pursuant to this Section 3.7 is attached hereto as Exhibit C and incorporated herein for all purposes.  The Executive Committee will endeavor to promptly give each Member written notice of its Final Sharing Ratio, as adjusted, each time an adjustment occurs; provided, that failure to give such notice shall not in any way affect or otherwise nullify any adjustment made pursuant to this Section 3.7.

3.8. Intentionally Omitted»

.

3.9. Intentionally Omitted»

.

3.10.   Capital Accounts.»

  A separate Capital Account will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv).  The Capital Account of each Member will be determined and adjusted as follows.

3.10.1. Capital Account Credits.»

Each Member's Capital Account will be credited with:

3.10.1.1. Cash.»

  Any contributions of cash made by such Member to the capital of the Company plus the Book Basis of any property contributed by such Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);

3.10.1.2. Income and Gain.»

  The Member's distributive share of Net Profits and all items of income and gain allocated under Sections 4.1 and 4.2; and

3.10.1.3. Tax Adjustments.»

  Any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

3.10.2. Capital Account Debits.»

Each Member's Capital Account will be debited with:

3.10.2.1. Cash.»

  Any distributions of cash made from the Company to such Member plus the Fair Market Value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member);

3.10.2.2. Loss and Deduction.»

  The Member's distributive share of Net Losses and all items of loss and deduction allocated under Sections 4.1 and 4.2; and

3.10.2.3. Tax Adjustments.»

  Any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

The provisions of this Section 3.10 relating to the maintenance of Capital Accounts are intended to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions.  The Executive Committee shall have the authority to determine all questions relating to the maintenance of Members' Capital Accounts, and the Executive Committee may direct the Managing Member to modify the manner in which the Capital Accounts are maintained under this Section 3.10 in order to comply with the provisions of Treasury Regulation Section 1.704-1(b) and any other applicable provisions of the Code or Treasury Regulations in order to cause Member Capital Accounts to be maintained in compliance with the provisions of the Code and Treasury Regulations.  The Executive Committee shall determine whether any elective adjustments to Capital Accounts permitted under Treasury Regulation Section 1.704-1(b)(2)(iv) shall be made; provided that in the event Additional Capital Contributions are made and followed by an adjustment to Percentage Interests pursuant to Section 3.7, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv) so that the Capital Account balances are in the ratios of the Members' Percentage Interests as adjusted provided, that there shall be no decrease in the then existing, prior to the adjustment, Capital Account balance of a Member as a result of any such adjustment to Percentage Interests, and that no capital shift shall occur.

3.11. Interest On and Return of Capital.»

  No Member shall be entitled to any interest on its Capital Account or on his Capital Contributions except to the extent expressly provided in this Agreement, and no Member shall have the right to demand or to receive the return of all or any part of his Capital Account in the Company.  No Member shall have the right to demand or receive property other than cash in return for the contribution of such Member to the Company.

3.12. No Further Capital Contribution.»

  Except as expressly provided in this Agreement or with the prior written consent of all the Members, no Member shall be required or entitled to contribute any other or further capital to the Company, nor shall any Member be required or entitled to loan any funds to the Company.

3.13. Waiver of Right of Partition and Dissolution.»

  No Member has any interest in specific Company property.  The interests of all Members in the Company are, for all purposes, personal property and each of the Members irrevocably waives any right or power to cause the appointment of a receiver for the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or laws, or to file a complaint or to institute any proceeding at law or in equity to cause the termination or dissolution of the Company except as expressly provided for in this Agreement.

ARTICLE 4

PROFITS AND LOSSES

4.1. Allocation of Profits and Losses»

.  After giving effect to the special allocations set forth in Section 4.2, for any taxable year of the Company or other allocation period, Net Profits or Net Losses for such year or other allocation period shall be allocated, insofar as possible, so that, following all allocations pursuant to Section 4.2 for such fiscal year or other allocation period and the allocations pursuant to this Section 4.1, each Member’s Capital Account balance shall be equal to the result (be it positive, negative or zero) of subtracting (i) the sum of (x) the amount which such Member is unconditionally obligated to contribute to the Company in the future, (y) such Member’s share of the Member Minimum Gain, and (z) such Member’s share of the Company Minimum Gain, from (ii) such Member’s Liquidating Amount at the end of such fiscal year or other allocation period.

4.2. Special Allocations»

.  The following special allocations shall, except as otherwise provided, be made in the following order:

4.2.1. Minimum Gain Chargeback»

.  Notwithstanding any other provision of this Agreement, if there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, the Members shall be specially allocated items of Profit for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Section 1.704-2(f) or 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2.  This Section 4.2.1 is intended to comply with the minimum gain chargeback requirements of Treasury Regulation Section 1.704-2(f) or 1.704-2(i)(4), will be interpreted consistently with the Treasury Regulations and will be subject to all exceptions provided therein.

4.2.2. Qualified Income Offset»

.  Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases an Adjusted Capital Account Deficit shall be allocated items of income or gain in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the Adjusted Capital Account Deficit of the Member as quickly as possible.  This Section 4.2.2 is intended to constitute a "qualified income offset" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d), will be interpreted consistently with the Treasury Regulations and will be subject to all exceptions provided therein.

4.2.3. Nonrecourse Deductions»

. Nonrecourse Deductions for any taxable year or other period will be specially allocated among the Members pro rata in proportion to their respective Percentage Interests in the Company.

4.2.4. Member Nonrecourse Deductions»

.  Any Member Nonrecourse Deductions for any taxable year or other period will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i).

4.2.5. Code Section 754 Adjustments»

.  To the extent an adjustment to the adjusted tax basis of any Company asset under Sections 734(b) or 743(b) of the Code is required to be taken into account in determining Capital Accounts under Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

4.2.6. Loss Limitation»

.  The Net Losses allocated pursuant to Section 4.1 hereof shall not exceed the maximum amount of Net Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year or other allocation period.  In the event that some, but not all, of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Losses pursuant to Section 4.1 hereof, the limitation set forth in the preceding sentence shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Net Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).  All Net Losses in excess of the limitation set forth in this Section 4.2.6 shall be allocated to the Members in proportion to their respective positive Capital Account balances, if any, and thereafter to the Members in accordance with their interests in the Company.

4.3. Compliance With Section 704(c)»

.  In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss and deduction with respect to any Company property for which its adjusted tax basis differs from its Book Basis will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company for federal income tax purposes and the Book Basis of such property.  Any elections or other decisions relating to allocations under this Section 4.3 will be made in any manner which the Executive Committee shall determine is consistent with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder and reasonably reflects the purpose and intention of this Agreement.  Allocations under this Section 4.3 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

4.4. Intent of Allocations»

.  The parties intend that the foregoing allocation provisions of this ARTICLE 4 shall produce final Capital Account balances of the Members that will permit liquidating distributions under Section 11.3 to be made in a manner identical to the order of priorities set forth in Section 5.1.  To the extent that the allocation provisions of this ARTICLE 4 would fail to produce such final Capital Account balances, (a) such provisions shall be amended by the Executive Committee if and to the extent necessary to produce such result, and (b) Net Profits and Net Losses of the Company for prior open years (or items of gross income, gain, loss and deduction of the Company for such years) shall be reallocated by the Executive Committee among the Members to the extent it is not possible to achieve such result with allocations of items of income (including gross income and gain), deduction and loss for the current year and future years.  This Section shall control notwithstanding any other provision of this Agreement or the reallocation or adjustment of taxable income, taxable loss or items thereof by the Internal Revenue Service or any other taxing authority.

4.5. Member Acknowledgment»

.  The Company's income, gain, loss, deduction and other items determined for income tax purposes shall be allocated to the Members in the same proportions as the corresponding "book" items are allocated under the provisions of this ARTICLE 4.  The Members agree to be bound by the provisions of this ARTICLE 4 in reporting their shares of Company income, gain, loss, deduction and other items for income tax purposes.

ARTICLE 5

DISTRIBUTIONS

5.1. Distributions»

.  Subject to ARTICLE 11 and Section 3.3, unless otherwise approved by the Executive Committee, the Managing Member shall distribute such amount of Net Cash Flow as determined pursuant to this Section 5.1 at the times set forth in this Agreement as follows:

(i) First, to the Members who advanced Company Loans, pro rata, in proportion to the aggregate amounts outstanding as of such distribution, until all such Company Loans are paid in full;

(ii) Second, to the Members pro rata in proportion to their respective Percentage Interests on the date of distribution until such time as the Members shall have received cumulative distributions under this Section 5.1(ii) equal to the Target Amount; and

(iii) Thereafter, to the Members pro rata in proportion to their respective Final Sharing Ratios.

Any distribution under this Section 5.1 will be subject to the right of setoff provided in Section 3.6.1, and a return of Additional Capital Contribution to a Contributing Member pursuant to Section 3.6.5 shall be made solely to such Contributing Member rather than pursuant to Section 5.1(i) or (ii).

After consultation with the Executive Committee, the Managing Member shall set the appropriate distribution to be made each month to each Member, taking into account expected cash requirements. The Executive Committee may vote to change this distribution as required.

5.2. Timing»

.  Unless otherwise approved by the Executive Committee, Net Cash Flow shall be distributed monthly during the term of the Company and except upon liquidation, all distributions shall be in cash or marketable securities.

5.3. Distribution Limitation Under Act; Reserves»

.  Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to make any distribution that would not be permissible under the Act or that the Executive Committee, in its commercially reasonable judgment, determines is necessary to meet current or future Company costs and obligations.  Any amounts so reserved shall be invested in Permitted Investments pending the lawful distribution of such amounts or the use of such amounts to pay Company costs and other obligations of the Company.  Such reserves shall be released in such amounts and at such times as the Executive Committee determines.

ARTICLE 6

MANAGEMENT

6.1. Executive Committee»

.  Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be vested in and controlled by a committee of persons appointed in writing pursuant to Section 6.2 (the "Executive Committee").  Each person appointed by a Member to the Executive Committee shall act at the exclusive direction of, be the agent of and shall be free to represent the views and positions of such appointing Member.  No member of the Executive Committee shall have any fiduciary duties to any other member of the Executive Committee or to any other Member of the Company or any third party.  The Executive Committee shall have responsibility for establishing the policies and operating procedures with respect to the business and affairs of the Company and for making all decisions as to all matters which the Company has authority to perform (other than decisions in connection with the day-to-day operations and management of each Property which shall be reserved to the Managing Member to the extent set forth in Section 6.6.2), as fully as if all the Members were themselves making such decisions in lieu thereof.  All decisions made with respect to the management and control of the Company and approved by the Executive Committee (except for such decisions which by the express terms of this Agreement require the approval of all Members) shall be binding on the Company and all Members.  The Executive Committee, in its sole discretion, may delegate certain functions and duties to the Managing Member.  The Managing Member shall be responsible for performing, or for causing to be performed, all functions and duties delegated or otherwise as determined by the Executive Committee including, without limitation, the duties described in Section 6.6.

6.2. Members of the Executive Committee»

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6.2.1. Membership»

.  The Executive Committee shall initially consist of four (4) members, two (2) of which shall be appointed by Thackeray and two (2) of which shall be appointed by the Managing Member.  The initial members of the Executive Committee appointed by Thackeray will be Anthony W. Dona and Robert H. Bennett.  The initial members of the Executive Committee appointed by the Managing Member will be H. Eric Bolton, Jr. and Timothy P. Argo_.  Each Member may, by written notice to the other Member, remove any person appointed to the Executive Committee by such Member and appoint a substitute therefor; provided, however, that any new person appointed to the Executive Committee by any Member must be either a partner, member, officer, director or employee of such Member or of an Affiliate of such Member, or be approved by the members of the Executive Committee appointed by the other Member, such approval not to be unreasonably withheld, conditioned or delayed.  Any Member may, by written instrument and by delivering written notice to the members of the Executive Committee, delegate any or all of the duties of one or more of its representatives on the Executive Committee to (x) another of its representatives on the Executive Committee or to an alternate member named in such notice or (y)  any employee of such Member or any of its Affiliates (and such delegate shall also be an agent of and operate at the sole discretion of the appointing Member), and any decisions or actions taken by such delegate shall be fully binding upon the Company and the Members as if taken by the member of the Executive Committee for whom such delegate was acting.

6.2.2. Regular Meetings»

.  Regular meetings of the Executive Committee shall be held at such times and places as shall be designated from time to time by resolution of a majority of members of the Executive Committee, provided the Executive Committee shall meet no less frequently than quarterly and provided such regular meetings of the Executive Committee shall be as often as necessary or desirable to carry out its management functions.  Regular meetings of the Executive Committee may be convened telephonically.

6.2.3. Special Meetings»

.  Special meetings of the Executive Committee may be called by or at the request of any Member.  The person or persons authorized to call the special meeting of the Executive Committee may select any reasonable place as the place for holding the special meeting of the Executive Committee or such meeting may be convened telephonically with any member of the Executive Committee electing to participate electronically.  In addition, special meetings of the Executive Committee shall be held on October 1, 2009 and March 1, 2010, and/or such other dates as agreed by the Executive Committee, at which times the Executive Committee shall decide whether to make acquisitions going forward, with a unanimous vote of the Executive Committee being required to move forward on any additional or future acquisitions.  Upon any such decision to not make any acquisitions going forward or upon any failure of the Executive Committee to unanimously approve a decision to make acquisitions going forward, (a) the exclusivity provisions of Section 13.1 and 13.2 of this Agreement shall no longer be of any force or effect and (b) the Members shall not be required to make any Additional Capital Contributions under this Agreement relating to the acquisition or pursuit of any acquisitions going forward.  Notwithstanding the provisions of Sections 13.1 and 13.2 herein or any other provisions of this Agreement, in the event the Executive Committee decides not to approve additional acquisitions, the Member whose appointed members of the Executive Committee voted to approve additional acquisitions shall have the right to close on any property acquisitions in its separate capacity.

6.2.4. Notice of Meetings»

.  Notice of any meeting of the Executive Committee shall be given no fewer than five business days and no more than 20 business days prior to the date of the meeting.  Notices shall be delivered in the manner set forth in Section 13.7 hereof.  The attendance of a member of the Executive Committee at a meeting of the Executive Committee shall constitute a waiver of notice of such meeting, except where a member of the Executive Committee attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not properly called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Executive Committee need be specified in the notice or waiver of notice of such meeting.  Notice of any meeting may be waived by written instrument signed by one representative of each member of the Executive Committee.

6.2.5. Quorum»

.  All of the members of the Executive Committee shall constitute a quorum for transaction of business at any meeting of the Executive Committee; provided that if less than all members of the Executive Committee are present at said meeting, a majority of the members of the Executive Committee present may adjourn the meeting at any time without further notice.  For purposes of this Section 6.2.5, a member of the Executive Committee shall be deemed present to the extent a representative of such member who holds the voting proxy of such member is present.  Voting proxies must be written, but such written proxy need only name the proxy and need not contain formal authorization for specific actions.

6.2.6. Telephone Meetings»

.  The members of the Executive Committee may participate in and act at all meetings of the Executive Committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.  Participation in such meetings shall constitute attendance in person at the meeting of the person or persons so participating.

6.2.7. Minutes»

.  A written record of all meetings of the Executive Committee and all decisions made by it shall be made by the Managing Member, as Secretary of the Executive Committee, and kept in the records of the Company and shall be delivered to each member of the Executive Committee within ten (10) business days after each meeting to be initialed or signed by each member of the Executive Committee; provided, however, that a member's failure to initial or sign such minutes shall not affect or otherwise invalidate a previous properly approved decision of the Executive Committee.

6.2.8. No Compensation»

. No member thereof shall be entitled to receive any salary or any remuneration or expense reimbursement from the Company for his services as a member of the Executive Committee.

6.2.9. Appointment of Agents»

.  The Executive Committee may, by resolution, designate one or more individuals as officers, employees or agents of the Company.  No officer, employee or agent need be a Member of the Company.  Each officer, employee or agent shall have the authority and shall perform the duties as designated by the Executive Committee from time to time.  Any officer, employee or agent appointed by the Executive Committee may be removed by the Executive Committee whenever in their judgment the best interests of the Company would be served.

6.2.10. Engagement of Professionals»

.  The Executive Committee may, on behalf of the Company, employ, engage or retain any Persons (including any Affiliate of any Member) to act as brokers, accountants, attorneys, engineers or in such other capacities as the Executive Committee may determine are necessary or desirable in connection with the Company's business, and the Managing Member and the members of the Executive Committee shall be entitled to rely in good faith upon the recommendations, reports and advice given them by any such Persons in the course of their professional engagement.

6.3. Major Decisions»

.  The Executive Committee shall have the sole authority to authorize and approve any and all material matters pertaining to the Company's business by a vote of a majority in number of the members of the Executive Committee, such votes being recorded by email confirmation to the Managing Member if so requested by any member of the Executive Committee. Upon approval of the Executive Committee, Thackeray or MAALP may delegate its vote to their respective designees. The Executive Committee shall approve including, without limitation, the following matters (each a "Major Decision"):

6.3.1. Financings»

.  Any financing, refinancing or securitization of any Property or any Project Subsidiary and the use of any proceeds thereof, including, without limitation, construction, interim and permanent financing, and any other financing or refinancing of the operations of the Company and the execution and delivery of any documents, agreements or instruments evidencing, securing or relating to any such financing; provided no guarantees or credit enhancements shall be required from any Member or its Affiliates without such party’s consent (except that MAALP is willing to provide its guarantee of certain non-recourse carve-outs customarily required by lenders for such financings of similar Properties) and such financings are non-recourse to the Members;

6.3.2. Budget»

.  The approval of any Budget (or any other budget with respect to a Property or Project Subsidiary) and any amendments or modifications thereto (other than variances that are not considered material under Section 6.3.3);

6.3.3. Operating Variances»

.  The incurring of any expense or incurring of any obligation by or on behalf of the Company that varies materially from the Budget and Operating Plans or entering into (or amending or modifying) any agreement which was not specifically included in the Budget and Operating Plans (for purposes of this Section 6.3.3, such a material variance shall be, for each Property, specifically and expressly established pursuant to the Property Management Agreement for such Property);

6.3.4. Distributions»

. The determination of the amount and the timing (if other than in accordance with Sections 5.1 and 5.2) of distributions to Members;

6.3.5. Possession or Use of Company Property»

. The possession or use of a Property, a Project Subsidiary or any other Company asset for other than Company purposes;

6.3.6. Reserves»

.  Any decision to establish reserves, other than as required by lenders pursuant to properly approved financings or in accordance with any Budget and Operating Plans approved by the Executive Committee pursuant to this Agreement;

6.3.7. Capital Calls»

. Requests for Additional Capital Contributions in accordance with Section 3.2;

6.3.8. Company Loans»

. Requests for Company Loans in accordance with Section 3.3;

6.3.9. Sales»

. Any sale, transfer or other disposition of all or any part of a Property or a Project Subsidiary, except personal property which is being sold and replaced in the ordinary course of business;

6.3.10. Acquisitions»

.  The making of any decision to (i) spend any initial expenses (including legal) prior to entering into a contract; (ii) enter into a contract to acquire any property; (iii) following the execution of a contract, approve a budget for additional third party expenses (including legal); (iv) commit to make or increase any refundable or non-refundable deposit in connection with the acquisition of any property; (v) approve the execution and delivery of any agreement, contract, binding letter of intent or other document or instrument (an "Acquisition Contract") to purchase any property; (vi) take any material action required or permitted to be taken under an Acquisition Contract or the decision not  to timely perform any material action required to be taken under an Acquisition Contract (including, without limitation, all action necessary to close or proceed to close the purchase of any property pursuant to an Acquisition Contract); (vii) make any assignment (in whole or in part) of any Acquisition Contract; (viii) take any action required or permitted to be taken with respect to the assignment of an Acquisition Contract (including, without limitation, approval of proposed third party costs in connection with any due diligence and closing costs, and approval of structural/engineering and environmental reports, in each case prior to closing); (ix) or terminate any Acquisition Contract; provided that the Managing Member may execute and deliver an Acquisition Contract to purchase any Property and pay a deposit with respect thereto so long as such Acquisition Contract is expressly conditioned on approval of the Executive Committee and such deposit is fully refundable if Executive Committee approval is not obtained; and provided, further, that to the extent the Executive Committee has previously approved the acquisition of a property and subsequently some but not all of the members of the Executive Committee decide not to approve the closing of such property acquisition, the Member whose appointed Executive Committee members actually approve of such closing shall have the right to close on such property acquisition in its separate capacity, provided that such Member reimburses the Company for any costs expended by the Company or earnest money deposited in connection with the acquisition of such property and provided, further, that to the extent the Executive Committee has previously approved the acquisition of a property, the Managing Member may execute and deliver an assignment (in whole or in part) of any Acquisition Contract to a Project Subsidiary;

6.3.11. Property Development»

.  The making of any decision to develop or construct any improvements upon any Property or any property of the Company, the execution and delivery of any document, agreement or instrument implementing, evidencing or relating to any such decision or action (including, without limitation, any development or construction contract or any document relating to the financing thereof, and the amount of any development or construction management fee and the parties to share in such fees, and including any architectural or engineering agreement and material service contracts), and the expenditure of any funds in connection with any such activity;

6.3.12. Improvements»

. Any restructuring, improvement, rehabilitation, alteration, or construction of any Property or any property of the Company; any repair to any Property in excess of amounts expressly set forth in the approved Budget and Operating Plans for that Property;

6.3.13. Capital Expenditures»

.  Any capital expenditures in an amount in excess of amounts expressly set forth in the Budget and Operating Plans for that Property or Project Subsidiary which has been properly approved by the Executive Committee;

6.3.14. Loans and Guarantees»

.  The Company's incurrence of any liabilities or obligations with regard to any debt or loan guaranties, letters of credit, hedge or hedging agreements, completion guaranties or any contractual liability in excess of amounts set forth in the then current Budget (or any current budget with respect to a Property or Project Subsidiary) which has been properly approved by the Executive Committee, or any similar contingent liabilities or lending money to any Persons;

6.3.15. Contracts»

.  The entering into, amendment, modification, extension or termination of any construction contract, development agreement, construction management or development management agreement, or property management or leasing agreement or any other material agreement with regard to the Company or the Property; notwithstanding the foregoing, the Managing Member may cause the Company to enter into contracts which are specifically and expressly permitted pursuant to the Property Management Agreement for such Property.

6.3.16. Subsidiary Entities»

.  The making of any decision and the implementing of any decision to form a Project Subsidiary or any other subsidiary entity and to assign, transfer or convey all or any portion of a Property or any other asset or property or the rights to acquire a Property or any other asset or property to the Project Subsidiary of other subsidiary entity and the execution and delivery of any documents, agreements or instruments implementing, evidencing or relating to any such decision or action (including any organizational documents relating to any Project Subsidiary or other subsidiary entity);

6.3.17. Professional Services»

. Approval of the engagement of the services of accountants, auditors, attorneys, brokers, engineers or other similar type of service professionals on behalf of the Company;

6.3.18. Non-Standard Leases»

.  Any lease of any space within a Property or any amendment or modification thereto, which is not in accordance with the leasing guidelines included in the Budget and Operating Plans, or any termination thereof (other than termination of residential leases in the ordinary course of business);

6.3.19. Sales or Placement Agents»

. The engagement of any sales or placement agent or broker not expressly permitted hereunder for the disposition, financing or refinancing of a Property;

6.3.20. Overhead»

.  Determining the amount of overhead and other reimbursements or any salary, compensation or other remuneration payable to any Member, any member of the Executive Committee or any of their Affiliates pursuant to the terms hereof or any separate agreement between the Company and a Member, any member of the Executive Committee or any of their Affiliates;

6.3.21. Affiliate Transactions»

.  The entering into or consummation of any transaction or arrangement with any Member or any Affiliate of any Member, or any other transaction involving an actual or potential conflict of interest, other than as specifically provided for in this Agreement and the giving, making or enforcement of any rights, approvals, consents, elections or other decisions with respect to any such transaction, agreement or arrangement; the Members acknowledge that (i) the Management Agreement as it applies to each Project Subsidiary in the presently-agreed form and (ii) the existing engagement by the Company of Memphis Commercial Group pursuant to the basic economic terms as attached to this Agreement as Exhibit H (the "MCG Engagement Terms"), are the only such arrangements which are pre-approved by the Members.

6.3.22. Legal Proceedings»

.  The institution of any legal proceedings in the name of the Company, settlement of any legal proceedings against the Company and confession of any judgment against the Company or any property of the Company (other than eviction and termination proceedings in respect of tenant leases and other nonmaterial legal proceedings for the collection of amounts due and owing to the Company from third parties and tenants undertaken in the usual and normal course of business);

6.3.23. Bankruptcy»

.  The filing of any voluntary petition in bankruptcy on behalf of the Company,  the consenting to the filing of any involuntary petition in bankruptcy against the Company,  the filing of any petition seeking, or the consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency,  the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property,  the making of any assignment for the benefit of creditors,  the admission in writing of the Company's inability to pay its debts generally as they become due or  the taking of any action by the Company in furtherance of any such action;

6.3.24. Merger»

.  The entering into of any agreement or contract for, or the consummation of, any merger, consolidation, recapitalization, reorganization, reconstitution or any similar rearrangement of the Company, any Project Subsidiary, any Property or any of the Company's or any Project Subsidiary's equity, assets or liabilities;

6.3.25. Tax Elections»

. The making of all material tax elections, determinations and other decisions under the Code and any decision to settle or compromise any matter raised by the Internal Revenue Service;

6.3.26. Dissolution or Distributions In Kind»

. The making of any decision to dissolve, wind-up and terminate the Company or to distribute any property of the Company to the Members in kind;

6.3.27. Company Term; Investment Period»

. The making of any decision to extend the term of the Company or extend the Investment Period or invest in Property that does not satisfy the Investment Criteria as provided in Section 2.7;

6.3.28. Causing Project Subsidiary to Undertake Major Decisions»

. Causing or consenting to any Project Subsidiary undertaking any action that if undertaken by the Company would be a Major Decision; and

6.3.29. Amendment»

. The making of any amendments or modifications of or supplements to this Agreement or any instrument, agreement or other document otherwise requiring the consent of the Executive Committee;

6.3.30. Restoration»

. Any decision not to rebuild or restore a Property following any casualty or condemnation;

6.3.31. Insurance»

. Any decision to obtain, cancel, suspend or materially modify the insurance coverage for the Company, a Property, a Project Subsidiary or any other Company asset;

6.3.32. Permitted Investments»

.	The making of any decision to invest in any Permitted Investments or to change or modify any investment in any Permitted Investments;

6.3.33. Memphis Commercial Group»

. The amendment or modification of the MCG Engagement Terms in any manner that is materially and adversely different from those contained in Exhibit H;

6.3.34. Others»

.  Any other act for which this Agreement requires the vote, approval or consent of the Executive Committee or the approval, determination, consent, adoption, ratification, or any other action expressly reserved to the Executive Committee under this Agreement, including, without limitation, any modification, amendment, or renewal of any matter previously requiring the approval of the Executive Committee, or any act that constitutes a default under a Project Subsidiary loan; and

6.3.35. Permitted Expenditures»

.  Notwithstanding anything to the contrary in this Section 6.3, the Property Manager under any approved Property Management Agreement shall have the authority to make all expenditures and to pay all costs and expenses as specifically provided in the approved Budget and Operating Plans, and as otherwise described in the approved Property Management Agreements (including variances of budget line items) without further approval of the Executive Committee.

6.4. Managing Member Powers»

.  Subject to Section 6.3 and the other terms of this Agreement and the limitations imposed by law, the Managing Member shall have all of the same powers as a general partner of a general partnership under the laws of the State of Delaware.

6.5. Actions Requiring Unanimous Consent»

.  Notwithstanding the powers of the Managing Member set forth in Section 6.4, or the Executive Committee set forth in Sections 6.1, 6.2, and 6.3 without the consent of all of the Members, neither the Managing Member nor the Executive Committee shall have the right or power to do any of the following:

6.5.1. Contravene Agreement»

. Perform any act in contravention of this Agreement, or any amendment hereto;

6.5.2. Impossibility of Business»

.  Perform any act, other than to sell, lease, exchange, transfer, mortgage or convey all or substantially all of the Company's assets with the approval of the Executive Committee or as provided in ARTICLE 11, which would make it impossible to carry on the ordinary business of the Company; or

6.5.3. Guarantee Non-Investment Entity Debts»

. Guarantee debts or obligations of any Person.

6.5.4. Employees»

. Hire any employees of the Company

6.6. Managing Member Duties

6.6.1. General Duties»

.  The Managing Member shall perform and carry out the day-to-day business of the Company and the duties and other actions reasonably necessary to implement the Major Decisions and the Budget and Operating Plans, pursuant to the terms of this Agreement, in each case in accordance with MAALP's normal standards and procedures in connection with maintaining and operating a Property; provided that such standards and procedures shall be at or above the standard of care required of prudent and experienced third-party asset managers performing similar functions for institutional owners, or such other guidelines as shall reasonably be adopted by the Executive Committee.  The Managing Member's duties, subject to Sections 6.3 and 6.5 and all other applicable provisions of this Agreement, shall include (i) using its reasonable best efforts to generate an acquisition pipeline for Properties, (ii) coordinating and reporting such information to the Executive Committee, (iii) initiating due diligence (in accordance with the form of Due Diligence and Closing Checklist attached hereto as Exhibit D) and qualifying a Property, (iv) creating a pro forma, determining the pricing and conducting negotiations in connection with the acquisition of a Property pursuant to a purchase and sale agreement in a form substantially similar to Exhibit E attached hereto, (v) forming, to the extent necessary in connection with a Property acquisition as permitted under this Agreement and approved by the Executive Committee, a Project Subsidiary which such Project Subsidiary's operating agreement shall be in a form substantially similar to Exhibit F attached hereto, and (vi) using its reasonable best efforts to obtain a Fannie Mae/Freddie Mac or other appropriate credit facility with a structure as approved by the Executive Committee.  Subject to the limitations set forth in this Agreement, the Budget and Operating Plans and the guidelines, if any, adopted by the Executive Committee, the Managing Member, on behalf of the Company, shall have the power and authority to enter into contracts and leases on behalf of the Company in connection with the operation of any Property or Project Subsidiary held by the Company in accordance with any current Budget approved by the Executive Committee, and to make Expenditures as are required to implement the decisions of the Executive Committee in accordance with any current Budget approved by the Executive Committee.  Unless expressly and specifically provided for in this Agreement or in a Budget approved by the Executive Committee, the Managing Member shall not be entitled to reimbursement for any indirect costs or for any direct or indirect overhead, and the Managing Member shall not be entitled to receive any other fees or compensation in respect of its activities as the Managing Member.

6.6.2. Day to Day Management»

.  In addition to and without limiting any other duties set forth in this Agreement, the Managing Member shall oversee the operations and management on a day-to-day basis of each Property in accordance with the applicable Budget, including oversight of property management, leasing, consulting, development, disposition and tenant services.  The Managing Member shall not be obligated to make any expenditures or advance any funds on behalf of the Company except from the accounts of funds of the Company in accordance with the applicable Budget.  In addition, the Managing Member shall not, without the prior approval of the Executive Committee approve, authorize, make or implement a Major Decision without the requisite approvals as set forth therein.  Unless determined otherwise by the Executive Committee, the Managing Member may delegate to MAALP substantially all of the duties under this Section 6.6.2 to be performed instead under Property Management Agreements.  Notwithstanding any provision of this Agreement or any Property Management Agreement, no knowledge of MAALP as the Property Manager shall be imputed to the Company by virtue of MAALP being a Member in the Company or the Manager of the Company and no actions or omissions of MAALP as the Property Manager shall be deemed to be actions or omissions of the Company by virtue of MAALP being a Member in the Company or the Manager of the Company.

6.7. Intentionally Omitted»

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6.8. Members»

.  No Member, in its capacity as Member, may act for or bind the Company or participate in the general management, conduct or control of the Company's business or affairs.  Notwithstanding the foregoing, Thackeray may at any time direct the Managing Member to terminate any Related Agreement (including, without limitation, any Property Management Agreement) between the Company or a Project Subsidiary and the Managing Member or an Affiliate thereof; provided Thackeray may only direct the Managing Member to terminate a Property Management Agreement (unless in connection with a Property Manager default thereunder) pursuant to the terms of Section 6.9.4.  The failure of the Managing Member to terminate any Related Agreement upon the direction of Thackeray pursuant to this Section 6.8 shall be a material breach hereof.  To the extent the Managing Member does not terminate any Related Agreement upon the direction of Thackeray, any Executive Committee member appointed by Thackeray may terminate such Related Party Agreement on behalf of the Company.

6.9. Company Expenses»

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6.9.1. General»

.  To the extent previously approved in writing by the Executive Committee or set forth in an approved Budget, all third-party out-of-pocket costs and expenses incurred by any of the Members or their respective Affiliates individually and associated with the formation of the Company (including costs and expenses associated with or related to the negotiation and execution of this Agreement) shall be paid or reimbursed by the Company.  Except as otherwise provided in this Agreement and except for any costs to be borne by any third party under any agreement with the Company, the Company shall be responsible for paying, and shall pay, all direct costs and expenses related to the business of the Company and of acquiring, holding, owning, developing, servicing, collecting upon and operating a Property, including, without limitation, costs of financing, fees and disbursements of attorneys, financial advisors, accountants, appraisers, brokers and engineers, travel expenses, and all other fees, costs and expenses directly attributable to the business and operations of the Company.  In the event any such costs and expenses are or have been paid by any Member, such Member shall be entitled to be reimbursed for such payment so long as such payment has been approved in writing by the Executive Committee, is expressly authorized in this Agreement or expressly authorized in the appropriate Budget approved by the Executive Committee.

6.9.2. Acquisition Costs»

.  The Company shall be responsible for the payment or reimbursement of all third party costs in connection with the pursuit of the acquisition of a Property or related due diligence to the extent such costs have been approved by the Executive Committee as a part of a property pursuit or acquisition initiative pursuant to Section 6.3.10. Such costs may include normal brokerage costs (including fees payable to Memphis Commercial Group pursuant to the MCG Engagement Terms as approved by the Executive Committee) and related transaction costs to the extent included in a pursuit budget approved by the Executive Committee pursuant to Section 6.3.10. If the Managing Member expends its own funds pursuant to the preceding sentence for the payment of such approved costs, such amounts shall be a loan or advance and not a Capital Contribution and shall be repaid by the Company as soon as practicable.  All third party costs associated with the due diligence as set forth herein to the extent included in a pursuit budget approved by the Executive Committee pursuant to Section 6.3.10 shall be funded by Additional Capital Contributions (subject to the provisions of Article III hereof) which shall be made in advance upon the approval of the Executive Committee.

6.9.3. Management Fee»

.  The Company shall cause each Project Subsidiary to enter into a Property Management Agreement with MAALP in substantially the form attached hereto as Exhibit B with respect to each Property. Pursuant to the terms of the Property Management Agreement for each Property, the Company shall pay an annual management fee to MAALP or the designated property manager in an amount equal to (x) 4.25% of the total Gross Rental Receipts (as defined in the Property Management Agreement for each Property).  MAALP shall cause certain expenses to be allocated among the Properties in accordance with the Property Management Agreement for each Property.  Such fee shall be payable monthly, in arrears.  In the event any Property under-performs the original pro forma provided by the Property Manager (at the time of acquisition and approved by the Executive Committee or as amended by the Executive Committee) for each Property by 10% or more for a period of twenty-four (24) consecutive months, Thackeray may direct the Managing Member to terminate the Property Management Agreement with MAALP for that Property and, at its option, shall have the right to replace such Property Manager.  The termination of a Property Management Agreement pursuant to this Section 6.9.4 with respect to a specific Property will not result in a Property Buy-Sell Event with respect to such Property pursuant to Section 8.6.; provided however, that in the event Thackeray directs the Managing Member to terminate the Property Management Agreement with MAALP pursuant to this Section 6.9.4, after a period of 24 months thereafter, MAALP at its sole option, may consider such action a Property Buy-Sell Event with respect to such Property pursuant to Section 8.6.

6.9.4. Asset Management»

.  The Company shall pay an annual asset management fee to the Managing Member equal to 0.5% of all Capital Contributions.  Such fee shall be paid on the first day of each calendar month based on the average outstanding balance of the unreturned Capital Contributions of the Members for the preceding calendar quarter but shall be paid solely out of Property cash flow. No Additional Capital Contributions shall be used to pay this fee. To the extent current cash flow is not sufficient to pay the fee, it shall continue to accrue on a cumulative basis until paid in full out of subsequent cash flow.

6.9.5. Construction Management»

.  The Company shall pay a construction management fee to the Managing Member equal to 10% of hard costs for all renovation costs where the budgeted renovation exceeds $5,000 per unit on a particular Property approved by the Executive Committee.  Such fee shall be paid monthly based on the hard costs incurred during the preceding month and commencing after the issuance of a building permit or on such other date selected by the Executive Committee.

6.9.6. Acquisition Fee»

.  The Company shall pay an acquisition fee to the Managing Member equal to 0.5% of the total acquisition price (exclusive of closing costs) of any Property acquired by the Company at the time of closing of an acquisition of a Property; provided that if the Managing Member shall incur third party costs in connection with a potential Acquisition Contract or one that is terminated by the Company, then the Managing Member shall be entitled to reimbursement for all third-party costs incurred by the Managing Member in connection with such potential or terminated Acquisition Contract as expressly provided in Section 6.3.10 and 6.9.2, but not to be exceed the amount approved by the Executive Committee.

6.9.7. Memphis Commercial Group»

.  Provided Memphis Commercial Group is not in default under the MCG Engagement Terms and such engagement has not been terminated pursuant to the MCG Engagement Terms, the Company shall pay to Memphis Commercial Group pursuant to the terms of such written brokerage agreement an acquisition fee equal to 0.5% of the applicable purchase price for the acquisition by a Project Subsidiary of a Property approved by the Executive Committee and (y) a disposition fee equal to 0.5% of the applicable sale price, if approved by the Executive Committee.  Such fee(s) shall be paid upon the closing of the applicable purchase or sale of a Property subject to the terms of such written brokerage agreement.  Additionally, the Company shall pay or cause to be paid such additional brokerage fees to third party brokers in connection with the purchase and/or sale of a Property as the Executive Committee shall determine.

6.9.8. Equity Placement»

.  The Company shall pay an equity placement fee to Raymond James equal to 1.25% of all Capital Contributions made by Thackeray.  Such fee shall be paid within three (3) business days of Thackeray depositing such Capital Contribution with the Company.

6.9.9. Thackeray Direct Expenses»

.  The Company shall reimburse Thackeray as soon as practicable for all reasonable legal costs associated with its negotiation of this Agreement, the Management Agreement, Project Subsidiary Agreements, and subsequent revisions thereto, all as approved by the Executive Committee.  Either pursuant to an approved Budget or as otherwise approved by the Executive Committee, the Company shall reimburse Thackeray as soon as practicable for all asset management travel costs, site visit expenses and related expenses incurred by Thackeray or its representatives.

6.10. Liability of Members.

6.10.1. Exculpation.

6.10.1.1. Exculpation of Members and members of the Executive Committee.  Except for the indemnification obligations of MAALP specifically set forth in Section 6.10.2.5 below, no Member or Executive Committee member, general or limited partner, member, manager, shareholder or other holder of an equity interest in such Member, or officer, director or employee of any of the foregoing or any of their Affiliates, excluding the Managing Member (collectively, the "Member Indemnitees"), shall be liable to the Company, any Project Subsidiary or any other Member for monetary damages for any losses, claims, damages or liabilities arising from or incidental to any act performed or omitted by it and arising out of or in connection with this Agreement or the Company's business or affairs, including any action or omission constituting a breach of any fiduciary duty; provided, however, that such act or omission was taken in good faith, was reasonably believed to be in the best interests of the Company and was within the scope of authority granted to such Member Indemnitee and was not attributable in whole or in part to such Member Indemnitee's fraud, bad faith or willful misconduct.  THE FOREGOING EXCULPATION PROVISION OF THIS SECTION 6.10.1.1 SHALL SPECIFICALLY INCLUDE ANY LOSSES, CLAIMS, DAMAGES OR LIABILITIES CAUSED BY OR ATTRIBUTABLE TO, WHETHER BY ACTION OR INACTION, THE ORDINARY OR GROSS NEGLIGENCE OF ANY MEMBER INDEMNITEE AND FOR ANY ACTION FOR WHICH ANY MEMBER INDEMNITEE MAY INCUR STRICT LIABILITY (AND WAS NOT ATTRIBUTABLE IN WHOLE OR IN PART TO SUCH MEMBER INDEMNITEE'S FRAUD, BAD FAITH OR WILLFUL MISCONDUCT).

6.10.1.2. Exculpation of the Managing Member.  Subject to the indemnification obligations of MAALP specifically set forth in Section 6.10.2.5 below, neither the Managing Member nor any of its general or limited partners, members, managers, shareholders or other holders of an equity interest in the Managing Member, or officer, director or employee of any of the foregoing or any of their Affiliates (collectively, the "Managing Member Indemnitees"), shall be liable to the Company, Project Subsidiary or any other Member for monetary damages for any losses, claims, damages or liabilities arising from or incidental to any act performed or omitted by it and arising out of or in connection with this Agreement or the Company's business or affairs; provided, however, that such act or omission was taken in good faith, was reasonably believed to be in the best interests of the Company, was within the scope of authority granted to such Managing Member Indemnitee and was not attributable in whole or in part to such Managing Member Indemnitee's fraud, bad faith, willful misconduct, material breach of this Agreement, breach of fiduciary duty or gross negligence.

6.10.1.3. Limitation on Personal Liability.  Except for the indemnification obligations of MAALP specifically set forth in Section 6.10.2.5 below, no general or limited partner or other constituent owner of any Member, Executive Committee member, Managing Member or member, shareholder or other holder of an equity interest in any such Member, Managing Member or officer, director or employee of any of the foregoing or any of their Affiliates shall be personally liable for the performance by any such Member, Executive Committee member or Managing Member of their respective obligations under this Agreement, but the foregoing shall not relieve any Person from its obligations to such Member, Executive Committee member or Managing Member.

6.10.2. Indemnification.

6.10.2.1. Indemnification of Member Indemnitees.  The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Member Indemnitee against any losses, claims, damages or liabilities arising from or incidental to any act performed or omitted by such Member Indemnitee and arising out of or in connection with this Agreement or the Company's business or affairs, including any action or omission constituting a breach of any fiduciary duty; provided, however, that such act or omission was taken in good faith, was reasonably believed by the applicable Member Indemnitee to be in the best interests of the Company and within the scope of authority granted to the Member Indemnitee and was not attributable in whole or in part to such Member Indemnitee's fraud, bad faith or willful misconduct.  THE FOREGOING INDEMNIFICATION PROVISIONS OF THIS SECTION 6.10.2.1 SHALL SPECIFICALLY INCLUDE ANY LOSSES, CLAIMS, DAMAGES OR LIABILITIES CAUSED BY OR ATTRIBUTABLE TO, WHETHER BY ACTION OR INACTION, THE ORDINARY OR GROSS NEGLIGENCE OF ANY MEMBER INDEMNITEE AND FOR ANY ACTION FOR WHICH ANY MEMBER INDEMNITEE MAY INCUR STRICT LIABILITY (AND WAS NOT ATTRIBUTABLE IN WHOLE OR IN PART TO SUCH MEMBER INDEMNITEE'S FRAUD, BAD FAITH OR WILLFUL MISCONDUCT).

6.10.2.2. Indemnification of Managing Member Indemnitees.  The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Managing Member Indemnitee against any losses, claims, damages or liabilities arising from or incidental to any act performed or omitted by it and arising out of or in connection with this Agreement or the Company's business or affairs; provided, however, that such act or omission was taken in good faith, was reasonably believed by the applicable Managing Member Indemnitee to be in the best interests of the Company, was within the scope of authority granted to the Managing Member Indemnitee and was not attributable in whole or in part to such Managing Member Indemnitee's fraud, bad faith, willful misconduct, material breach of this Agreement, breach of fiduciary duty or gross negligence.

6.10.2.3. Reimbursement of Expenses; Contribution.  If any Member Indemnitee or Managing Member Indemnitee (collectively, the "Indemnitees") becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Company's business or affairs, the Company shall reimburse such Indemnitee for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith, provided that such Indemnitee shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Indemnitee was not entitled to be indemnified by the Company in connection with such action, proceeding or investigation.  If for any reason (other than, in the case of a Member Indemnitee, the fraud, bad faith or willful misconduct of, or material breach of this Agreement by, such Member Indemnitee or, in the case of a Managing Member Indemnitee, the gross negligence, fraud, bad faith or willful misconduct of, or material breach of this Agreement or breach of fiduciary duty by, such Managing Member Indemnitee) the foregoing indemnification is unavailable to such Indemnitee, or insufficient to hold it harmless, then the Company, as determined by the Executive Committee, shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and such Indemnitee on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.  Any indemnity under Sections 6.10.2.2 or 6.10.2.3 shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Managing Member, Member or Executive Committee member, and in no event will any Member be required, or permitted without the consent of the Executive Committee, to contribute additional capital to the Company under any provision of this Agreement including, without limitation, Section 3.2, to enable the Company to satisfy any obligation under Sections 6.10.2.1 or 6.10.2.2.

6.10.2.4. Indemnification of the Company by the Members.  The Company and the other Members (collectively, the "Company Indemnitees") shall be indemnified, defended and held harmless by each Member against any losses, claims, damages or liabilities arising out of or incidental to (1) any act performed or omitted by such Member or any of its Affiliates or designated Executive Committee members ("Representatives") and arising out of or in connection with this Agreement or the Company's business or affairs that (A) is not taken in good faith, (B) is not reasonably believed by such Member or its designated Executive Committee members to be in the best interests of the Company or within the scope of authority granted to such Member or its designated Executive Committee members, other than those acts permitted under Articles 7 and 8 and Section 10.2, or (C) constitutes fraud, bad faith or willful misconduct, or (2) the breach by the Company of any of its representations and warranties made under any purchase, loan or other agreement entered into in connection with the Company's property, which breach was the result of information or matters provided to the Company by such Member or any of its Affiliates.  THE FOREGOING INDEMNIFICATION PROVISIONS OF THIS SECTION 6.10.2.4 SHALL SPECIFICALLY INCLUDE ANY LOSSES, CLAIMS, DAMAGES OR LIABILITIES CAUSED BY OR ATTRIBUTABLE TO, WHETHER BY ACTION OR INACTION, THE ORDINARY OR GROSS NEGLIGENCE OF ANY COMPANY INDEMNITEE AND FOR ANY ACTION FOR WHICH ANY COMPANY INDEMNITEE MAY INCUR STRICT LIABILITY.

6.10.2.5. Indemnification of the Company by the Managing Member.  The Company Indemnitees shall be indemnified, defended and held harmless by the Managing Member against any losses, claims, damages or liabilities arising out of or incidental to (1) any act performed or omitted by the Managing Member and arising out of or in connection with this Agreement that (A) is not performed in good faith, (B) is not reasonably believed by the Managing Member to be in the best interests of the Company, (C) is not within the scope of authority conferred upon the Managing Member under this Agreement or (D) constitutes gross negligence, fraud, bad faith, willful misconduct, breach of fiduciary duty or a material breach of this Agreement or any Related Agreement, (2) the breach by the Company of any of its representations and warranties made under any purchase, loan or other agreement entered into in connection with the Company's property, which breach was the result of information or matters provided to the Company by the Managing Member, or (3) any act performed or omitted by Memphis Commercial Group and arising out of or in connection with this Agreement, the Company's business or affairs or the engagement of Memphis Commercial Group.  THE FOREGOING INDEMNIFICATION PROVISIONS OF THIS SECTION 6.10.2.5 SHALL SPECIFICALLY INCLUDE ANY LOSSES, CLAIMS, DAMAGES OR LIABILITIES CAUSED BY OR ATTRIBUTABLE TO, WHETHER BY ACTION OR INACTION, THE ORDINARY OR GROSS NEGLIGENCE OF ANY COMPANY INDEMNITEE AND FOR ANY ACTION FOR WHICH ANY COMPANY INDEMNITEE MAY INCUR STRICT LIABILITY.  Any costs incurred or funds expended by or on behalf of the Managing Member under item (3) above shall not constitute an Additional Capital Contribution by the Managing Member.

6.10.2.6. Survival of Indemnification.  The provisions of this Section 6.10.2 shall survive for a period of three (3) years from the date of dissolution of the Company, provided that, if at the end of such period there are any actions, proceedings or investigations then pending, any Indemnitee may so notify the Company, the Managing Member and the other Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 6.10.2 shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved and the associated indemnity obligation (if any) is satisfied.

6.10.3. Indemnification of Successors»

.  Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section 6.10 shall inure to the benefit of each Indemnitee, the Company and their respective Affiliates and their respective directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.

ARTICLE 7

PURCHASE OPTIONS

7.1. Purchase Events»

.  In the event that any of the following (each a "Purchase Event") shall have occurred to or in respect of a Member or any of such Member's Affiliates that are Members (the "Seller"), the other Members that are not the Seller or Affiliates of the Seller (as they may agree among themselves or in proportion to their Percentage Interests if there is no agreement among such Members) (the "Buyer") shall have the continuing right, but not the obligation (the "Purchase Option"), to purchase the entire Company interest of the Seller including all debts and obligations of the Company owing to the Seller (the "Purchase Interest") in an amount due and payable as determined below.

7.1.1. Withdrawal»

. Any withdrawal or retirement from the Company by the Seller, other than in connection with a permitted assignment hereunder;

7.1.2. Bankruptcy»

. The Seller shall make an assignment for the benefit of creditors, commence (as the debtor) a case in bankruptcy, or commence (as the debtor) any proceeding under any other insolvency law;

7.1.3. Involuntary Bankruptcy»

.  A case in bankruptcy or any other proceeding under any other insolvency law is commenced against the Seller (as the debtor) and is consented to by the Seller or remains undismissed for 90 days, or the Seller consents to or admits the material allegations against it in any such case or proceeding;

7.1.4. Trustee Appointment»

.  A trustee, receiver, agent, liquidator or sequestrator (however named) is appointed or authorized to take charge of all or substantially all of the property of the Seller for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of creditors and such appointment or authorization is consented to by the Seller or is not overturned within 90 days;

7.1.5. Failure to Pay Debts»

.  The Seller shall fail generally to pay its debts as they become due, or suffer any writ of attachment or execution or any similar process to be issued or levied against it or all or substantially all of its property which is not released, stayed, bonded or vacated within 90 days after its issue or levy;

7.1.6. Writ of Attachment»

.  The Seller shall suffer any writ of attachment or execution or any similar process to be issued or levied against the interests of the Seller in the Company which is not released, stayed, bonded or vacated within 90 days after its issue or levy;

7.1.7. Failure to Perform Obligations»

.  The Seller or any of its Affiliates shall fail to perform (a) any of its obligations under this Agreement or any Related Agreement (subject to the provisions of Section 6.9.4) (but excluding the obligation to contribute Additional Capital Contributions under Section 3.2 for which the sole and exclusive remedies are provided for under Article III hereof) including, without limitation, taking any action on behalf of the Company with respect to Major Decisions specifically set forth in Section 6.3 without the requisite approval under this Agreement, or not taking any action on behalf of the Company with respect to Major Decisions specifically set forth in Section 6.3 that are properly approved by the Executive Committee, and such failure continues (i) if the Buyer has actual knowledge of such failure, for a period of 30 days after written notice thereafter from the Buyer or the Company or (ii) if the Buyer does not have knowledge of such failure, for a period of thirty (30) days after the occurrence of the failure, or (b) any of its obligations under any Related Agreement and such Related Agreement is terminated by the Company as a result thereof (subject to the provisions of Section 6.9.4);

7.1.8. Assignment of Rights»

. Any attempted assignment or hypothecation by the Seller of any of its rights or interest in the Company or this Agreement except as permitted by ARTICLE 10;

7.1.9. Change of Control»

.  Any actual or reasonably anticipated Change in Control of the Seller (a Change in Control shall be reasonably anticipated if the Buyer reasonably believes, based on Buyer's knowledge that tangible steps have been taken to effect same, that such Change in Control is likely to happen or if the Seller otherwise has planned such Change in Control);

7.1.10. Dissolution»

. The Seller shall commence to dissolve or wind-up and liquidate the assets of its business except in connection with a transaction permitted hereunder; or

7.1.11. Felonious Act»

.  The Seller, by entry of a final judgment, order or decree of a court or governmental agency having proper jurisdiction, shall be declared guilty of a felony involving moral turpitude, fraud or wrongdoing in connection with any business activity.

7.2. Exercise of Purchase Option»

.  If the Buyer elects to exercise its Purchase Option, it may give the Seller written notice of the election at any time within one hundred twenty (120) days after the date on which the Buyer first has actual knowledge of the occurrence of the Purchase Event.  The amount of the purchase price for the Seller's Purchase Interest (unless agreed upon by the Seller and the Buyer within 30 days after the Buyer's notice to the Seller) shall be an amount equal to the amount which the Seller would have received had all of the assets of the Company, including the Properties, been sold at a price equal to the Fair Market Value of such property determined (1) as of the date the Seller receives notice of Buyer's election to purchase, and (2) as if the proceeds of the sale had been distributed pursuant to ARTICLE 11 of this Agreement; provided however, if the applicable Purchase Event occurred in a knowing, willful or grossly negligent manner under any of Sections 7.1.1, 7.1.2, 7.1.4, 7.1.5, 7.1.6, 7.1.7 (if constituting a grossly negligent or willful failure to perform), 7.1.8, 7.1.9 (if an actual Change in Control occurs, but not a reasonably anticipated Change in Control), 7.1.10 or 7.1.11, then Fair Market Value shall be reduced by any amount that would have been payable under Section 5.1(iii) and all further amounts shall continue to be distributed under Section 5.1(ii)

7.3. Closing and Terms»

.  The closing of the sale shall take place within 60 days after the date of the determination of the purchase price, and the time and place of the closing shall be designated by the Buyer within the first 30 days of the 60-day period and the purchase price shall be payable upon terms and conditions agreed to between the Buyer and the Seller, or in the event the Buyer and the Seller are unable to agree, then as follows:  (1) 10% of the total purchase price shall be paid by the Buyer to the Seller in cash at the closing, and (2) the remaining portion of the purchase price shall be evidenced by a promissory note given by the Buyer in favor of the Seller, which promissory note shall bear interest on the unpaid principal balance at the Prime Rate and require up to five equal payments of principal plus all accrued and unpaid interest thereon with the first payment being due on the first anniversary date of the closing date and each succeeding payment being due on each succeeding anniversary date of the closing date until the final payment is made on the earlier of (1) the fifth anniversary date of the closing date or (ii); a capital event related to a Property and netting sufficient proceeds to pay same.; provided, however, that the Buyer may prepay the promissory note at any time without penalty.  The unpaid principal balance and unpaid interest on the promissory note at maturity shall be paid in cash.

7.4. Effect on Seller's Interest»

.  If the Seller is MAALP under Section 7.2 from the Purchase Date to the date of the Transfer of the Purchase Interest under this ARTICLE 7, the Percentage Interest represented by the Purchase Interest will be excluded from any calculation of aggregate Percentage Interests for purposes of any approval required of Members under this Agreement, except for any approvals required under Section 6.5, the Executive Committee members appointed by MAALP shall be excluded from any vote of the Executive Committee and a majority in number of the other Executive Committee members shall make all decisions on behalf of the Executive Committee.  All distributions of cash or assets due to the Seller by the Company from the Purchase Date to the date of the closing of the purchase may be applied against obligations of the Seller.  Without limiting the generality of any other provision of this Agreement, upon the exercise of the Purchase Option, the Seller, without further action, will have no rights in the Company or against the Company or any Member other than the right to receive payment for the Purchase Interest in accordance with Section 7.3 and indemnification rights under ARTICLE 6; provided, however, that if the Seller is Thackeray, the Seller will retain any voting rights it has pursuant to this Agreement until the date of the Transfer of the Purchase Interest under this ARTICLE 7.  As a condition to the closing of any purchase referenced in this ARTICLE 7, which condition must be satisfied before the scheduled closing date, the Seller will be entitled to full and complete releases of its liability from all creditors of the Company or refinancing of the existing indebtedness of the Company without the liability of the Seller and also will be indemnified by the Company for all liabilities and losses arising from incidents or transactions occurring after the closing.

7.5. Term of Options»

.  The term of the options provided in this ARTICLE 7 shall expire 21 years after the death of the grandchildren who are in existence today of any of the members of the Executive Committee appointed by Thackeray as of the Formation Date.

ARTICLE 8

BUY-SELL PROVISIONS

8.1. Master Buy-Sell Provision»

.  At any time after the expiration of the two (2) year period following the initial Investment Period, any Member and its Affiliates who are Members (collectively, the "Offeror") shall have the right to make an offer as described below (the "Buy-Sell Offer") to any other Member and its Affiliates who are Members (collectively, the "Offeree") as set forth below:

8.1.1. Terms»

.  The Buy-Sell Offer shall (1) be in writing and be signed by the Offeror; (2) specify the purchase price (the "Purchase Price") and terms on which the Offeror would purchase all of the assets of the Company net of all liabilities of the Company; (3) disclose all liabilities and potential liabilities of the Company known to the Offeror and the monetary amount of such liabilities; (4) specify the major economic terms and conditions (other than the Purchase Price) upon which the Offeror would be willing to sell to the Offeree its interest in the Company, including its interest in any loans to the Company (and in such case, under the circumstances described below, those same terms and conditions shall apply to the sale by the Offeree to the Offeror of its interest in the Company); and (5) disclose the terms and details of any discussion, refinancing or proposed sale that the Offeror and a third party have negotiated or discussed during the last 180 calendar days for all or any portion of the Company's assets.  The Offeror shall be required, within five (5)business days following the date of the Election as provided in Section 8.1.3.1 hereof, to deposit in escrow at a mutually selected title company (the “Escrow Fund”) an amount equal to the lesser of (a) ten percent (10%) of the Offeree Value or (b) $3,000,000, which amount will be subject to Section 8.4 and will be (i) applied to the payment of the total consideration paid by the Offeror at the closing, (ii) forfeited as liquidated damages to the Offeree in accordance with Section 8.3, or (iii) returned to the Offeror as provided in Section 8.1.3.2 if the Offeree elects to purchase the Offeror's interest in the Company pursuant to Section 8.1.3.2;

8.1.2. Determination of Value»

.  Contemporaneously with delivery to the Offeree, a copy of the Buy-Sell Offer shall be delivered to the Managing Member who shall, within 15 calendar days, determine and notify the Members as to the amount the Offeree would receive as a member(s) (the "Offeree Value") and the amount the Offeror would receive as a member(s) (the "Offeror Value") on account of its interest in the Company and any loans made by such Member(s) to the Company if all Company assets were sold for the Purchase Price, allocations under ARTICLE 4 were made, all liabilities of the Company (including any loans by any such Member to the Company) were paid in full, and the remaining proceeds distributed to the Members in accordance with Section 11.3.1.2.

8.1.3. Offeree Election»

. The Offeree shall have the right, exercisable by delivery of notice in writing (the "Election") to the Offeror within 60 days from the receipt of the Buy-Sell Offer, to elect either to:

8.1.3.1. Sell Offeree's Interest.  Sell to the Offeror all of the Offeree's right, title and interest in and to its interest in the Company and in any loans to the Company for a cash purchase price equal to the Offeree Value; or

8.1.3.2. Purchase Offeror's Interest.  Purchase all of the Offeror's right, title and interest in and to its interest in the Company and in any loans to the Company for a cash purchase price equal to the Offeror Value.  If the Offeree elects to purchase all of Offeror's interest in the Company pursuant to this Section 8.1.3.2, the Offeree shall be required, within five (5) business days following the date of the Election as provided in this Section 8.1.3.2,to deposit in an Escrow Fund the lesser of (a) ten percent (10%) of the Offeror value or (b) $3,000,000, which amount will be subject to Section 8.4 and will be (i) applied to the payment of the total consideration paid by the Offeree at the closing or (ii) forfeited as liquidated damages to the Offeror in accordance with Section 8.3.  Upon deposit by the Offeree in the Escrow Fund of the amount required in this Section 8.1.3.2, any amount which had been deposited in the Escrow Fund by the Offeror, plus all interest earned thereon, if any, will be promptly returned to the Offeror.

Failure of the Offeree to give the Offeror notice of the Offeree's Election shall be deemed, upon the expiration of such 60-day period, to be an Election to sell under Section 8.1.3.1.

8.2. Closing»

.  All closings of a purchase under Section 8.1 will be held at the Company's principal office and shall take place on the date that is one hundred eighty (180) days (or if such day falls on a non-business day, the next business day) after the Offeree's Election or deemed Election or as otherwise agreed by the Offeror and Offeree.  All transfer taxes imposed on the transfer shall be payable by the selling Member, and all other closing costs shall be allocated in the manner customarily allocated between buyers and sellers of Company interests in similar joint ventures in the State of Delaware.

8.3. Remedies; Coordination of Rights»

.  Any Member shall be entitled to enforce its rights under Section 8.1 by specific performance.  If the purchasing party (or purchasing parties as the case may be) is unable to close the purchase of an interest in the Company in accordance with the terms of Sections 8.1 and 8.2 other than as a result of a breach of this Agreement by the selling party (or selling parties, as the case may be) or the failure of the selling party (or selling parties, as the case may be) to perform any actions or other obligations required to close the purchase of its interest in the Company, (a) the Escrow Fund established by the purchasing party (or purchasing parties, as the case may be) will immediately be forfeited to the selling party, and (b) the selling party shall have the option to purchase the interest of the purchasing party (or purchasing parties, as the case may be) on the terms and at the price provided in the initial Buy-Sell Offer or initiate a new Buy-Sell Offer.  If the purchasing party (or purchasing parties, as the case may be) is unable to close as a result of a breach of this Agreement by the selling party (or selling parties, as the case may be) or the failure of the selling party (or selling parties, as the case may be) to perform any actions or other obligations required to close the purchase of its interest in the Company, the purchasing party shall have the right to recover all amounts it has deposited in the Escrow Fund and enforce the obligations of the selling party (or selling parties, as the case may be) by specific performance in addition to all other remedies available at law or in equity to the purchasing party.  No Buy-Sell Offer may be made until all periods for making elections and performing obligations under (1) any previous Buy-Sell Offer pursuant to Section 8.1 shall have terminated or (2) any Purchase Option previously exercised under ARTICLE 7 shall have terminated.

8.4. Terms Governing the Escrow Funds»

.  An Escrow Fund, if established under Section 8.1.1, shall be subject to instructions binding on the escrow agent that such Escrow Fund may be released by the escrow agent (a) to the Offeree only upon (i) the sworn certification by the Offeree that the Offeror has failed to close the purchase of the Offeree's interest in the Company by the date set forth in Section 8.2, (ii) the joint signatures of the Offeree and the Offeror, or (iii) closing of the transactions described in Section 8.1 or (b) to the Offeror, upon the sworn certification by the Offeror that the Offeree has (i) made an Election to purchase the Offeror's interest in the Company as provided in Section 8.1.3.2, or (ii) failed to perform its obligations required to close the sale of the Offeree's interest in the Company.  If established under Section 8.1.3.2, an Escrow Fund shall be subject to instructions binding on the escrow agent that such Escrow Fund may be released by the escrow agent (y) to the Offeror only upon (i) the sworn certification by the Offeror that the Offeree has failed to close the purchase of the Offeror's interest in the Company by the date set forth in Section 8.2, (ii) the joint signatures of the Offeror and the Offeree or (iii) closing of the transactions described in Section 8.1, or (z) to the Offeree, upon the sworn certification by the Offeree that the Offeror has failed to perform its obligations required to close the purchase of the Offeror's interest in the Company.

8.5. Power of Attorney»

.  If either the Offeror or the Offeree shall have failed or refused, within 5 days after receipt of a notice from the other Member requesting that Member to execute, acknowledge and deliver any documents, or cause the same to be done, as shall be required to effectuate the transfer of the transferring Member's interest in the Company in accordance with Section 8.1, then the acquiring Member may execute, acknowledge and deliver such documents for, on behalf of and in the stead of the transferring Member, and the execution, acknowledgment and delivery by the acquiring Member shall be for all purposes effective against and binding upon the transferring Member as though the execution, acknowledgment and delivery had been by the transferring Member.  Each transferring Member irrevocably constitutes and appoints the acquiring Member as the true and lawful attorney in fact of the transferring Member, in the name, place and stead of the transferring Member, to execute, acknowledge and deliver the transferring documents required to effect the transfer of the transferring Member's interest in the Company pursuant to Section 8.1.1.  It is expressly understood, intended and agreed by each Member that the grant of the power of attorney to the other Member pursuant to Section 8.1.1 is coupled with an interest, is irrevocable and shall survive the death, termination or legal incompetency of the granting Member or the assignment of the interest of the granting Member in the Company, or the dissolution of the Company.

8.6. Property Buy-Sell Provision»

.  In the event of either (a) a dead-lock between the Executive Committee members with respect to a Major Decision in connection with a Property or a Project Subsidiary which can be reasonably expected to involve a monetary payment or liability in total exceeding $100,000 or (b) twenty-four (24) months after the termination of a Property Management Agreement pursuant to Section 6.9.4 with respect to a specific Property or (c) the election by Thackeray to sell to a third party any Property at any time after MAALP is replaced by Thackeray as its Property Manager pursuant to Section 6.9.4 or (d) the expiration of the Lockout Period (a "Property Buy-Sell Event"), any Member and its Affiliates who are Members (collectively, the "Offering Member") shall have the right to make an offer either (i) to purchase such Property from the Company (or the Project Subsidiary, as the case may be) (a "Property Buy Offer") or (ii) to sell such Property on behalf of the Company (or the Project Subsidiary, as the case may be) to the other Member and its Affiliates who are Members (collectively, the "Non-Offering Member") (a "Property Sell Offer").  Either a Property Buy Offer or a Property Sell Offer may be referred to hereinafter as a "Property Buy-Sell Offer".

8.6.1. Terms»

.  Any offer made pursuant to Section 8.6 shall (1) be made to the Non-Offering Member in writing and be signed by the Offering Member; (2) specify the Property which is the subject of such offer (the "Subject Property"), (3) specify whether the offer is a Property Buy Offer or a Property Sell Offer, (4) specify the purchase price of such Subject Property (the "Property Purchase Price") and terms on which such Subject Property is to be purchased or sold free and clear of all liens, claims and encumbrances; and (5) disclose the terms and details of any discussion, refinancing or proposed sale that the Offering Member and a third party have negotiated or discussed during the last 180 calendar days for all or any portion of the Subject Property.  The Offering Member shall be required, within five (5) business days following the date of the Property Offer Election as provided in Section 8.6.2.1 hereof, to deposit in an Escrow Fund the lesser of (a) ten percent (10%) of the Property Purchase Price or (b) $3,000,000, which amount will be subject to Section 8.9 and will be (i) applied to the payment of the total consideration paid by the Offering Member at the closing of the purchase of such Subject Property, (ii) forfeited to the Non-Offering Member as liquidated damages in accordance with Section 8.8, or (iii) returned to the Offering Member as provided in Section 8.6.2.2 if the Non-Offering Member elects to purchase the Subject Property pursuant to Section 8.6.2.2;

8.6.2. Non-Offering Member Election»

.  The Non-Offering Member shall have the right, exercisable by delivery of notice in writing (the "Property Offer Election") to the Offering Member within 60 days from the receipt of an offer pursuant to this Section 8.6, to elect either to:

8.6.2.1. Sell the Property.  Sell on behalf of the Company (or the Project Subsidiary, as applicable) to the Offering Member the Subject Property upon the terms as set forth in the Property Buy-Sell Offer (regardless of whether the Property Buy-Sell Offer is a Property Buy Offer or a Property Sell Offer); or

8.6.2.2. Purchase the Property.  Purchase from the Company (or the Project Subsidiary, as applicable) the Subject Property upon the terms set forth in the Property Buy-Sell Offer (regardless of whether the Property Buy-Sell Offer is a Property Buy Offer or a Property Sell Offer) (in which case, the Non-Offering Member shall be required, within five (5) business days following the date of the Property Offer Election as provided in this Section 8.6.2.2, to deposit in an Escrow Fund the lesser of (a) ten percent (10%) of the Property Purchase Price or (b) $3,000,000, which amount will be subject to Section 8.9 and will be (i) applied to the payment of the total consideration paid by the Non-Offering at the closing of the purchase of the Subject Property or (ii) forfeited to the Offering Member as liquidated damages in accordance with Section 8.8).  Upon the deposit by the Non-Offering Member in the Escrow Fund of the amount required in this Section 8.6.2.2, any amount which had been deposited in the Escrow Fund by the Offering Member, plus all interest earned thereon, if any will be returned to the Offering Member.

Failure of the Non-Offering Member to give the Offering Member notice of the Property Offer Election shall be deemed, upon the expiration of such 90-day period, to be an election to sell the Subject Property pursuant to Section 8.6.2.1 to the extent the Property Buy-Sell Offer is a Property Buy Offer and an election to purchase the Subject Property pursuant to Section 8.6.2.2 to the extent the Property Buy-Sell Offer is a Property Sell Offer.

8.7. Closing»

.  All closings of a purchase under Section 8.6 will be held at the Company's principal office and shall take place on the date that is ninety (90) days (or if such day falls on a non-business day, the next business day) after the Property Offer Election or deemed Property Offer Election or as otherwise agreed by the Offering Member and the Non-Offering Member.  All transfer taxes imposed on the transfer shall be payable by the purchaser, and all other closing costs shall be allocated in the manner customarily allocated between buyers and sellers of real property in the state in which such Subject Property is located.

8.8. Remedies; Coordination of Rights in Connection with Property Buy-Sell»

.  Any Member on behalf of itself or on behalf of the Company (or the Project Subsidiary), as applicable, shall be entitled to enforce its rights under Section 8.6 by specific performance.  If the purchasing party (or purchasing parties, as the case may be) is unable to close the purchase of the Subject Property in accordance with the terms of Sections 8.6 and 8.7 other than as a result of the failure of the selling party to perform any actions or other obligations required to close the sale of the Subject Property, to the extent such failure is not due to the action or inaction of the purchasing party (or purchasing parties, as the case may be), the Escrow Fund established by the purchasing party (or purchasing parties, as the case may be) will immediately be forfeited to (1) the Non-Offering Member if the purchasing party (or purchasing parties, as the case may be) is the Offering Member and (2) the Offering Member if the purchasing party (or purchasing parties, as the case may be) is the Non-Offering Member.  If the purchasing party (or purchasing parties, as the case may be) is unable to close as a result of the failure of the selling party to perform any actions or other obligations required to close the sale of the Subject Property, to the extent such failure is not due to the action or inaction of the purchasing party (or purchasing parties, as the case may be), the purchasing party (or purchasing parties, as the case may be) shall have the right to recover all amounts it has deposited in the Escrow Fund and enforce the obligations of the selling party by specific performance in addition to all other remedies available at law or in equity to the purchasing party (or purchasing parties, as the case may be).  No Property Buy-Sell Offer may be made until all periods for making elections and performing obligations under (1) any previous Property Buy-Sell Offer pursuant to Section 8.6 shall have terminated or (2) any Buy-Sell Offer previously made pursuant to Section 8.1 shall have terminated or (3) any Purchase Option previously exercised under ARTICLE 7 shall have terminated.

8.9. Terms Governing the Escrow Funds in Connection with Property Buy-Sell»

.  An Escrow Fund, if established under Section 8.6, shall be subject to instructions binding on the escrow agent that such Escrow Fund may be released by the escrow agent (a) to the Member which is not the purchasing party or an Affiliate thereof only upon (i) the sworn certification by the Member which is not the purchasing party or an Affiliate thereof, that the purchasing party or an Affiliate thereof has failed to close the purchase of the Subject Property, (ii) the joint signatures of the Offering Member and the Non-Offering Member, or (iii) closing of the transactions described in Section 8.6, (b) to the purchasing party, upon the sworn certification by such purchasing party that the Company (or the Project Subsidiary, as the case may be) has failed to perform its obligations required to close the sale of the Subject Property and such failure is not due to the action or inaction of the purchasing party or an Affiliate thereof, or (c) to the Offering Member upon the sworn certification by the Offering Member that the Non-Offering Member has made a Property Offer Election to purchase the Subject Property as provided  in Section 8.6.2.2.

ARTICLE 9

BOOKS AND RECORDS

9.1. Books and Records»

.  The Managing Member shall with respect to each Property cause the relevant Project Subsidiary to maintain at the expense of the Property Manager, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of such Project Subsidiary) in which shall be entered fully and accurately each and every financial transaction with respect to the operations of such Project Subsidiary and its ownership and operation of its Property.  The Managing Member shall otherwise maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the operations of the Company including the ownership and operation of each Project Subsidiary and each Property; provided that all such records, books and accounts with respect to a specific Property shall be at the expense of the Property Manager.  Bills, receipts and vouchers shall be maintained on file by the Managing Member.  The Managing Member shall maintain said books and accounts in a safe manner and separate from any records not having to do directly with the Company or the Properties.  The Managing Member shall cause audits to be performed and audited statements and income tax returns to be prepared as required by ARTICLE 9.  Such books and records of account shall be prepared and maintained by the Managing Member at the principal place of business of the Company or such other place or places as may from time to time be determined by the Executive Committee and the Managing Member.  Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company's office during reasonable business hours.  A reasonable charge for copying books and records may be charged by the Company.

9.2. Accounting and Fiscal Year»

.  The books and records of the Company shall be prepared in accordance with generally accepted accounting principles ("GAAP") and the Company shall report its operations for tax purposes on the accrual method.  The fiscal year and tax year of the Company shall end on December 31 of each year, unless a different tax year shall be required by the Code.

9.3. Reports»

.

9.3.1. Monthly Reports»

.  Managing Member will prepare, at the expense of the Company, and furnish to each Member by the 25th day of the calendar month following the end of each calendar month, an unaudited balance sheet of the Company dated as of the end of such calendar month, an unaudited related income statement of the Company for such calendar month, an unaudited statement of cash flows of the Company for such calendar month, and an unaudited statement of changes in the Member’s capital for such calendar month and information for the calendar month as to the balance in each Member’s Capital Account for such calendar month, and  a status report of the Company’s activities during such calendar month, including summary descriptions of leasing and occupancy of each Property during such calendar month, all of which shall be certified by Managing Member as being, to the best of its knowledge, true and correct in all material respects.  In connection with the monthly reports to be provided pursuant to this Section 9.3.1, Managing Member shall cause the Property Manager to prepare, at the expense of the Property Manager, balance sheets, income statement, statements of cash flows, status reports and such other statements and reports with respect to each Project Subsidiary and each Property which are necessary for Managing Member to prepare the monthly reports on behalf of the Company as required by this Section 9.3.1.

9.3.2. Annual Reports»

.  The Managing Member will prepare or cause to be prepared, on an accrual basis in accordance with GAAP and on a tax basis, at the expense of the Company, and furnish to each Member no later than February 28th   an unaudited balance sheet of the Company dated as of the end of such fiscal year,  an unaudited related income statement of the Company for such fiscal year, an unaudited statement of changes in the Member's capital for such fiscal year and information for the fiscal year as to the balance in each Member's Capital Account for such fiscal year,  an unaudited statement of cash flows of the Company as of the end of the fiscal year, and  such other supporting schedules, reports and backup information as reasonably requested by Thackeray, all of which shall be certified by the Managing Member as being, to the best of its knowledge, true and correct.  In addition, upon the written request of any Member, the Managing Member will prepare or cause to be prepared, at the expense of the Company, and furnish to each Member within 90 calendar days after receipt of such written request, (i) an audited balance sheet of the Company dated as of the end of such fiscal year, (ii) an audited related income statement of the Company for such fiscal year, (iii) an audited statement of cash flows for such fiscal year, and (iv) an audited statement of each Member's Capital Account for such fiscal year, all of which shall be certified by the Managing Member as being, to the best of its knowledge, true and correct in all material respects, and all of which shall be accompanied by an unqualified audit report of the Company Accountants.  The Managing Member shall provide such balance sheet, income statement and statement of Capital Accounts in draft form to the Members for review prior to finalization and delivery of the audit report in respect thereof.  In connection with the annual reports to be provided pursuant to this Section 9.3.2, the Managing Member shall cause the Property Manager to prepare, at the expense of the Property Manager, balance sheets, income statement, statements of cash flows, status reports and such other statements and reports with respect to each Project Subsidiary and each Property which are necessary for the Managing Member to prepare the annual reports on behalf of the Company as required by this Section 9.3.2.

9.3.3. Other Reports»

.  The Managing Member will furnish to each Member, at the expense of the Company, (i) copies of all reports required to be furnished to any lender of the Company, (ii) written commentary on any major variances from any Project Budget, (iii) within thirty (30) days after each fiscal quarter a market study for each submarket in which a Property is located, (iv) upon the request of any Member, weekly leasing reports and/or market studies for any underperforming Property.

9.3.4. Tax Reports»

.  All schedules of book income shall be prepared on a GAAP basis.  Promptly after the end of each fiscal year, the Managing Member will cause the Company Accountant to prepare and deliver to each Member a report setting forth in sufficient detail all such additional information and data with respect to business transactions effected by or involving the Company during the fiscal year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with applicable laws, rules and regulations.  The Managing Member shall cause the Property Manager to prepare, at the expense of the Property Manager such statements and reports with respect to each Project Subsidiary and each Property which are necessary for the Managing Member to prepare the tax reports on behalf of the Company as required by this Section 9.3.4.

9.3.5. Tax Returns»

.  The Managing Member will cause the Company Accountant to prepare all federal, state and local tax returns required of the Company, submit those returns to the other Members for their approval by February 28 of each year and will file the tax returns after they have been approved by the Executive Committee, which approval shall occur within 90 calendar days after the end of such fiscal year.

9.3.6. Other»

.  The Managing Member will prepare or cause to be prepared, at Company expense, such additional financial reports and other information as the Executive Committee may determine are appropriate or shall cause to be prepared, at the expense of the Property Manager, such additional financial reports and other information to the extent such additional financial reports and other information relate to a specific Property or Project Subsidiary.  All decisions as to accounting principles shall be made by the Executive Committee subject to the provisions of this Agreement.

9.4. The Company Accountant»

.  If requested by a Member, the Company shall retain as the regular accountant and auditor for the Company (the "Company Accountant") any nationally-recognized accounting firm designated by the Executive Committee.  The fees and expenses of the Company Accountant shall be a Company expense.

9.5. Reserves»

.  The Executive Committee may, in its discretion and subject to such conditions as it shall determine, establish reserves for the purposes and requirements as it may deem appropriate.

9.6. The Budget and Operating Plans»

.

9.6.1. Adoption of Budget»

.  The Managing Member shall be responsible for preparing and submitting to the Executive Committee for its approval proposed budget and strategic operating plans (as approved or thereafter amended by the Executive Committee,  "Budget and Operating Plans") for the Company and for each Project Subsidiary for each year.  The Budget and Operating Plans shall be prepared in proposed form and submitted annually by the Managing Member to the Executive Committee for approval by November 15th of each year with respect to the following fiscal year (provided, if the Managing Member should fail to timely prepare and submit in proposed form any such Budget and Operating Plans, the Executive Committee, shall prepare such Budget and Operating Plans).  Each Budget and Operating Plans shall set forth for the applicable calendar year all anticipated income, operating expenses and capital and other costs and expenses of the Company, all of which will be based on the strategic and comprehensive business plan designed to maximize the Company's returns on each Project Subsidiary and each Property.

9.6.2. Strategies»

.  In formulating the Budget and Operating Plans, to the extent reasonably feasible at the time of preparation thereof, the Managing Member will develop (for approval by the Executive Committee) proposed strategies regarding  plans for any repositioning, renovation or restoration of each Property,  preparation and release of all promotional and advertising material relating to each Property or concerning the Company, terms for any proposed sale or disposition of each Property, and selection of contractors, construction or other managers, legal counsel, accountants, structural and environmental engineers, appraisers and other consultants for the Company to efficiently implement the Budget and Operating Plans.  The Managing Member will also consider and make recommendations to the extent it deems the same appropriate regarding the amendment, modification, alteration, change, cancellation, or prepayment of any indebtedness evidenced by any mortgage loan presently or hereafter affecting each Property, and procurement of title insurance and other insurance for the Company, or decrease or vary any other the insurance carried by or on behalf of the Company.

9.6.3. Project Budget»

.  In connection with each proposal to acquire a Property delivered to the Executive Committee, the Managing Member shall prepare a budget including all pertinent information relative to such Property, including without limitation, the acquisition, renovation, restoration, ownership, maintenance and operation of such Property.  Upon approval of such budget, the Budget and Operating Plans shall be amended to incorporate such Property budget.

9.6.4. Renovation of Properties»

.  All costs of any renovation or restoration of a Property shall be funded by Additional Capital Contributions.  The Managing Member shall include in any budget for the renovation or restoration of a Property a contingency reserve equal to ten percent (10%) of hard costs of construction.

9.6.5. Failure to Approve Annual Plan»

. Failure to Approve Annual Plan. If any proposed operating budget or annual plan is not approved by December 31, then:

9.6.5.1. Portion Approved.  Any items or portions of the proposed operating budget and annual plan and amounts of expenses provided therein which have been so approved will become operative immediately;

9.6.5.2. Debt Service, Taxes, Utilities and Insurance.  The Managing Member may expend funds for regularly scheduled debt service on financing approved by the Executive Committee, real estate taxes and assessments; utility charges; and insurance premiums for insurance policies approved by the Executive Committee; and to cause each Property to comply with law; and

9.6.5.3. Operating Expenses.  The Managing Member may expend, in respect of other non-capital, recurring operating expenses in any quarter of the then-current calendar year, an amount equal to the budgeted amounts for the corresponding quarter of the immediately preceding calendar year, as set forth on the last approved Budget and Operating Plans (with commercially reasonable adjustments due to inflation and variances in occupancy levels); however, if any contract approved as part of any prior approved Budget and Operating Plans provides for an automatic increase in costs thereunder after the beginning of the then current calendar year, then the Managing Member may expend the amount of that increase.

9.7. Tax Matters Member»

.  Pursuant to Section 6231(a)(7)(A) of the Code, the Managing Member shall be the tax matters member ("Tax Matters Member") of the Company.

ARTICLE 10

TRANSFER OF INTERESTS

10.1. Transfer Restrictions»

.

10.1.1. Direct Transfers»

. Without the written consent of the Executive Committee, no Member shall sell, assign, give, hypothecate, pledge, encumber or otherwise transfer ("Transfer") all or any portion of its Interest in the Company or withdraw from the Company (other than in connection with a permitted transaction under this ARTICLE 10).

10.1.2. Managing Member Indirect Transfers»

.  Without the written consent of the Executive Committee, no direct or indirect owner of MAALP shall, directly or indirectly, Transfer all or any portion of its interest in MAALP, if such Transfer would cause a Change in Control.

10.2. Permitted Transfers»

.  At any time and from time to time: (i) each Member shall have the right to Transfer all or any part of its Interest in the Company to an Affiliate of such Member and (ii) each of the direct or indirect owners of Thackeray shall have the right, in its sole discretion, to Transfer all of any part of its ownership interest in Thackeray to one or more third parties without the consent of any other Member, provided that such Transfer does not result in a Change in Control.

10.3. Transferees»

.  Notwithstanding anything to the contrary contained in this Agreement, no transferee of all or any portion of any Interest shall be admitted as a Member unless such Interest is transferred in compliance with the applicable provisions of this Agreement, such transferee shall have furnished evidence of satisfaction of the requirements of this Agreement reasonably satisfactory to the remaining Members, and such transferee shall have executed and delivered to the Company such instruments as the remaining Members reasonably deem necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all of the terms and provisions of this Agreement with respect to such Interest.  At the request of any of the remaining Members, each such transferee shall also cause to be delivered to the Company, at the transferee's sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the Company, to the effect that such transferee has the legal right, power and capacity to own the Interest proposed to be transferred, such Transfer does not violate any provision of any loan commitment or any mortgage, deed of trust or other security instrument encumbering all or any portion of any Property, such Transfer will not cause an increase in the amount of unrelated business taxable income under Section 512 of the Code payable by any Member or any direct or indirect partner in or other beneficial owner of any Member, and such Transfer does not violate the 1933 Act any other federal or state securities laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended.  As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission.  All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.  Upon satisfaction of the foregoing requirements such transferee(s) shall be admitted to the Company and the remaining Member(s) shall promptly execute such amendments hereto to properly evidence the admission of such transferee(s).

10.4. Section 754 Election»

.  In the event of a Transfer of all or part of the Interest of a Member, at the request of the transferee or if in the best interests of the Company (as determined by the Executive Committee), the Company shall elect pursuant to Section 754 of the Code to adjust the basis of any Company property as provided by Sections 734 and 743 of the Code, and any cost of such election or cost of administering or accounting for such election shall be at the sole cost and expense of the requesting transferee.

10.5. Non-Complying Transfers Void»

.

 Any attempted Transfer of all or any part of a Member’s Interest that does not comply with the provisions of this Article 10 shall be null and void and of no legal effect.

ARTICLE 11

DISSOLUTION AND TERMINATION

11.1. Dissolution Events»

.  The Company shall not be dissolved upon the dissolution, of any Member, but the Company shall be dissolved and terminated in the manner hereinafter provided upon the happening of any of the following events:

11.1.1. Termination Date»

. The close of business on the date of expiration of the period set forth in Section 2.4 unless otherwise extended pursuant to Section 2.4;

11.1.2. Written Agreement»

. The written determination of all Members to dissolve the Company;

11.1.3. Withdrawal or Merger of Managing Member»

. The withdrawal or retirement from the Company by the Managing Member or the merger of the Managing Member with or into another Person that is not an Affiliate of the Managing Member;

11.1.4. Disposition of Property»

. The disposition of all or substantially all of the Company's property;

11.1.5. Bankruptcy»

.  The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be a bankrupt, and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal therefrom; or

11.1.6. Reorganization»

.  The filing by the last remaining Managing Member, or consenting by answer or otherwise to the filing against such Managing Member, of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation (in connection with a bankruptcy or insolvency proceeding) or to take advantage of any bankruptcy or insolvency law of any jurisdiction; the general assignment by such Managing Member for the benefit of such Managing Member's creditors, consenting to the appointment of a custodian, receiver, trustee or other officer with similar powers of a general partner.

11.2. Continuation»

.  Upon the occurrence of any event described in Sections 11.1.2, 11.1.3, and 11.1.4, the business of the Company will be continued if within 90 calendar days the remaining Members, elect by written action of a majority of the remaining Members, based on the Percentage Interests of all remaining Members, to continue the business of the Company and, if no Managing Member remains, to designate one or more Persons (including without limitation any Member who consents) to be a Managing Member of the Company, upon terms consented to by all Members.  If the business of the Company is continued by election of the Members pursuant to the foregoing sentence, the interest of any remaining Managing Member who fails to elect to continue the business of the Company will be converted to that of a Member.  If the Members fail to continue the Company's business as provided in this Section 11.2 the Company will be liquidated under Section 11.3.

11.3. Method of Liquidation»

.

11.3.1. Generally»

.  Upon the happening of any of the events specified in Section 11.1 and, if applicable, the failure to continue the business of the Company under Section 11.2, the Managing Member or, in the event dissolution results from the withdrawal or retirement from the Company of the Managing Member, any liquidating trustee elected by Members holding no less than a majority of the Percentage Interests held by Members (either of the Managing Member or liquidating trustee being the "Liquidator"), shall immediately commence to wind up the Company's affairs and shall liquidate the assets of the Company as promptly as possible to the extent necessary to satisfy the debts and obligations of the Company.  Until final distribution, the Liquidator shall continue to operate the Company properties with all of the power and authority of the Managing Member hereunder.  The steps to be accomplished by the Liquidator are as follows:

11.3.1.1. Pay Debts.  The Liquidator shall pay all of the debts and liabilities of the Company (including Company Loans) or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine); and

11.3.1.2. Distribute Assets.  All remaining assets of the Company shall be distributed, in cash or in kind, to the Members in accordance with positive Capital Account balances, as determined after taking into account all Capital Account adjustments for such fiscal year, including any adjustments to be made in connection with allocations of income, gain, loss or deduction under Sections 4.1 and 4.2.

After the distributions provided in this Section 11.3, the Company may merge into another entity pursuant to a plan of merger adopted by the Executive Committee, provided that each Member shall have its interest in the Company redeemed as part of the plan of such merger and receive $1.00 therefor.

11.3.2. Distributions in Kind»

.  If the Company makes distributions in kind of Company property which secures indebtedness, each of the Members receiving the distribution of property subject to the indebtedness will be severally liable (as among each other, but not for the benefit of others) for his proportionate share of the indebtedness, provided that no Member will be deemed to have assumed any liability on any indebtedness secured by property distributed to any Member for which the Member is not liable under the terms of the instrument creating the indebtedness, and provided that the liability of each Member to other Members for indebtedness secured by property distributed to him will be limited to the value of his interest in the property indebtedness secured by property distributed to Members in kind need not be discharged out of the proceeds of liquidation of the Company.

11.3.3. No Deficit Restoration Obligation»

.  Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution to reduce or eliminate the negative balance of such Member’s Capital Account.

11.4. Deemed Distribution and Recontribution»

.  Notwithstanding any other provisions of this Article 11, if the Company is liquidated within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) but the Company is not to be liquidated pursuant to Section 11.3, the property of the Company shall not be liquidated or distributed, the Company's liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up.

11.5. Date of Termination»

.  The Company shall be terminated and dissolved when all of the cash or property available for application and distribution under Section 11.3 above shall have been applied and distributed in accordance with such Section 11.3.  The establishment of any reserves in accordance with the provisions of Section 11.3 above shall not have the effect of extending the term of the Company, but any such reserve shall be distributed in the manner provided in Section 11.3 upon expiration of the need for the reserve.

ARTICLE 12

INVESTMENT REPRESENTATIONS OF THE MEMBERS

12.1. Investment Intent»

.  Each of the Members represents and warrants to the Company and to each of the other Members that the Member has acquired its interest in the Company for investment, solely for its own account, with the intention of holding the interest for investment, and without any intention of participating directly or indirectly in any redistribution or resale of any portion of the interest in violation of the 1933 Act or any applicable state securities law.

12.2. Unregistered Company Interests»

.  Each of the Members acknowledges that the Member is aware that its interest in the Company has not been registered under the 1933 Act in reliance upon exemptions contained in the 1933 Act and that its interest in the Company has not been registered under the securities law of any state in reliance upon the exemptions contained in such state securities law.  Each of the Members further understands and acknowledges that its representations and warranties contained in this Section 12.2 are being relied upon by the Company and by the Members as the basis for exemption of the issuance of the Member's interest in the Company from registration requirements of the 1933 Act and all applicable state securities laws. Each of the Members further acknowledges that the Company will not and has no obligation to register the Member's interest in the Company under the 1933 Act or any state securities law and that the Company shall have no obligation to recognize any sale, transfer or assignment of the Member's interest in the Company to any person unless the sale, transfer or assignment is otherwise permitted under this Agreement.

12.3. Nature of Investment»

.  Each of the Members represents that it is familiar with this Agreement, and with the proposed business and affairs of the Company, and that except as otherwise specifically provided in this Agreement, the Member does not desire any further information or data relating to the Company.  Each of the Members acknowledges that it understands that the acquisition of the Member's interest in the Company is a speculative investment involving a high degree of risk and represents that it has been given an opportunity to ask questions and review such financial and other matters as it deems appropriate, it has satisfied itself regarding all matters related to this investment and it has a net worth sufficient to bear the economic risk of the Member's investment in the Company and to justify the Member investing in a highly speculative venture of this type.

12.4. Legend on Agreement»

.  Each of the Members acknowledges that a legend reflecting the restrictions imposed upon the transfer of its interest in the Company under this Agreement, under the 1933 Act and under applicable state securities laws has been placed on the first page of this Agreement and may be placed on any amendments to this Agreement.

ARTICLE 13

MISCELLANEOUS

13.1. Exclusivity»

.

13.1.1. Opportunities»

.  During the Investment Period, the Members shall present to each other and to the Company, in reasonable detail, any opportunities to acquire or develop, directly or indirectly, in whole or in part, any Property that such Member or any Affiliate thereof would reasonably pursue for its own account which is seven (7) years or older and which satisfies the Investment Criteria in all material respects (a "Prospective Property Acquisition"). Such opportunities shall not apply to properties to be acquired by MAALP or MAAC in 1031(b) like-kind exchanges for properties either (i) owned by MAALP or MAAC which have been previously identified to Thackeray (as listed on Exhibit G) or (ii) acquired by MAALP or MAAC subsequent to the execution of this Agreement (as permitted hereunder), as notified in writing to Thackeray.  The Members may present to each other and to the Company any Properties that do not satisfy the Investment Criteria in all material respects in an effort to determine if additional joint ventures may be feasible. The provisions of this Section 13.1 are subject to the terms of Section 6.2.3 of this Agreement. MAALP will notify Thackeray of acquisition opportunities which are less than 7 years old but which it reasonably believes will otherwise fit the Company’s Investment Criteria which MAALP is unable or unwilling to acquire without a partner.

13.1.2. Exceptions: Rejection»

.  Either Member may proceed with the investment in, acquisition of or development of a Property for its own account that satisfies the Investment Criteria (and such action shall not constitute a breach of any provision of this Agreement) if, and only if, (i) such Member (“Acquiring Member”) shall have received written notice from the other Member (“Rejecting Member”) that the investment in, acquisition of or development of the specified Property would not be a desirable investment for the Company, and (ii) any investment in, acquisition of or development of such Property by such Acquiring Member or any Affiliate thereof is on no more favorable terms than those presented to such Rejecting Member.  In the event such Acquiring Member acquires the Property, it shall reimburse the Company for all reasonable third party costs incurred by the Company related to such acquisition.

13.1.3. Exception:  Like Kind»

.  As an exception to the restrictions imposed on the Members under this Section 13.1.1, the Members and their respective Affiliates may acquire a property during the Investment Period if (i) such property is acquired in a qualifying like-kind exchange under Section 1031 of the Code, (ii) the qualifying like-kind exchange is with proceeds from the disposition of a property held by such Member or their respective Affiliates, and (iii) such Member or their respective Affiliates were obligated by an agreement with a third party to undertake a like-kind exchange at some time in the future with respect to such property held.

13.2. Exclusivity»

.  Notwithstanding anything else to the contrary herein, during the Investment Period unless extended by the Executive Committee, neither MAALP nor any Affiliate thereof may make any investment in or otherwise acquire or develop, directly or indirectly, in whole or in part, any real property in a Prospective Property Acquisition, except through its interest in the Company or as otherwise expressly provided in Section 13.1.  The provisions of this Section 13.2 are subject to the terms of Section 6.2.3 of this Agreement.

13.3. Representations and Warranties of the Members»

.  Each Member represents and warrants to the other Members as follows:

13.3.1. Due Organization»

.  It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.

13.3.2. Legal and Binding»

. This Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms.

13.3.3. No Consents»

.  No consents or approvals are required from any governmental authority or other person or entity for the Member to enter into this Agreement and the Company.  All limited liability company, corporate or Company action on the part of the Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

13.3.4. No Conflicts»

.  The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.

13.3.5. No Brokers»

.  The Member has not retained any broker, finder or other commission or fee agent, and no such person has acted on its behalf in connection with the acquisition of the Company interest herein provided or the execution and delivery of this Agreement.

13.3.6. Prohibited Person and Transactions»

.  The Member is not, and will not become, a person or entity with whom U.S. persons or entities are restricted from doing business with under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Person's list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

13.4. Appraisal Procedures for Fair Market Value»

.  If Members are unable to agree upon the Fair Market Value of any property within thirty (30) days after either party requests the other party to approve its determination of fair market value, then such Fair Market Value shall be determined as follows:

13.4.1. Selection of Appraisers»

.  Upon the expiration of such thirty (30) day period, any Member may request an appraisal of the applicable property by sending written notice thereof to the other.  Within five (5) days after receipt of the written notice by the party to whom such notice is sent, the Members shall, by mutual agreement, appoint an independent appraiser (which may be an investment bank, accounting firm, asset appraiser, or other valuation professional).  If the Members cannot agree on a single independent appraiser within such five-day period, the Members shall each have the right to select an independent appraiser experienced in such matters and shall give written notice to the other of the appraiser so selected.  The first party to receive such a notice of selection shall have five (5) days after receipt thereof to give the other party written notice of its selection.  If any Member properly gives a first notice and the other does not properly give the second notice within the requisite time or if a single appraiser is selected, the one independent appraiser so selected shall be the sole appraiser in making the determination required hereunder, which written determination shall be final and binding and shall be delivered to the Members no more than thirty (30) days after the delivery of the first notice.  For purposes of this Section 13.4 each Member and its Affiliate who are also Members shall not be deemed to be separate parties.

13.4.2. Resolution of Appraisal Disputes»

.  If the second notice is properly given within the requisite time, the independent appraisers so selected shall promptly make the determination required hereunder and deliver a written summary of such determination to the Members within thirty (30) days after the delivery of the first notice.  If such two appraisers reach the same determination, their determination shall be final and binding.  If the two appraisers reach determinations that are different but the lower determination is not less than ninety percent (90%) of the higher determination, an average of the two shall be final and binding.  In all other events, the two appraisers shall promptly select a third independent appraiser who shall promptly make the determination required hereunder and deliver a written summary of such determination to the Members  and such first two appraisers within thirty (30) days after the selection of the third appraiser . The closer two of the three appraisal determinations shall be averaged for the resulting fair market value determination, which shall be final and binding on both parties.  All fees and expenses of each such independent appraiser shall be borne by the Company.

13.5. Further Assurances»

.  Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement; provided the same does not subject any Member to additional liability and the same is consistent with and does not vary the terms and conditions of this Agreement without the consent of the affected Member.

13.6. Conflicts»

.  The Members and their respective officers, employees, appointed members of the Executive Committee and Affiliates shall devote such time to the Company business as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder.  Each of the Members recognizes that each of the other Members and its partners, members, shareholders, officers, directors, employees, agents, representatives, appointed members of the Executive Committee and Affiliates, have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and that, each of the other Members and its partners, member, shareholders, officers and directors, employees, agents, representatives, appointed members of the Executive Committee and Affiliates, are entitled to carry on such other business interests, activities and investments.  Neither the Company nor the other Members shall have any right, by virtue of this Agreement, in or to such interests, activities, and investments or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company and shall not be deemed wrongful or improper.

13.7. Notices»

.  All notices, demands, consents, approvals, requests or other communications provided or permitted to be given under this Agreement (collectively, "Notices") must be in writing and may be served by hand delivery to the party to be notified, with written receipt; by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; by delivering to the party to be notified by a nationally-recognized, overnight delivery service (e.g., Federal Express); by facsimile copy transmission during normal business hours with a confirmation copy delivered by another method permitted under this Section 13.7, or by electronic mail addressed to the electronic mail address set forth below for the party to be notified with a confirmation copy delivered by another method permitted under this Section 13.7.  Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee.  Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient's electronic mail address provided that such shall in any event be ineffective if a confirmation copy is not delivered by another method permitted under this Section 13.7, whether or not the electronic mail was actually received by the addressee.  Except for facsimile and electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means.  For purposes of notice, the addresses of the parties shall be as follows:

If to MAALP and MAAC:	Mid-America Apartments, L.P. 6584 Poplar Avenue Memphis, Tennessee 38138 Attention: Timothy P. Argo Facsimile No.: 901-682-6667 e-mail: tim.argo@maac.net
With a Copy to:	Bass, Berry & Sims PLC 100 Peabody Place, Suite 900 Memphis, Tennessee 38103 Attention: John A. Stemmler Facsimile No.: 901-543-5999 e-mail: jstemmler@bassberry.com
If to Thackeray:	TPRF II/Memphis Investor, L.L.C. c/o Thackeray Partners 5956 Sherry Lane, Suite 600 Dallas, TX 75225 Attention: Robert Bennett Facsimile No.: 214-360-7831 (fax) e-mail: rb@thackeraypartners.com
With a Copy to:	Winstead PC 1201 Elm Street, Suite 5400 Dallas, Texas 75270 Attn: Michael F. Alessio Facsimile No.: 214-745-5390 e-mail: malessio@winstead.com

Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 13.7.

13.8. Cumulative Remedies»

.  Except as otherwise provided in Section 3.6, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  The election of any one or more remedies by a party shall not, except as otherwise expressly provided for herein, constitute a waiver of the right to pursue other available remedies.

13.9. Governing Law»

.  Any provisions of this Agreement dealing with or related to or affecting any loan or advance by any Member to the Company or any other debt obligation of the Company to any Member shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.  Otherwise, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.

13.10. Arbitration»

.

13.10.1. General»

.  Any dispute among the Members as to the interpretation of any provision of this Agreement or the rights and obligations of any Member hereunder (other than for the determination of Fair Market Value) shall be resolved through binding arbitration as hereinafter provided in Memphis, Tennessee.

13.10.2. Selection of Arbitrator»

.  If arbitration is required to resolve a dispute among the Members, the Managing Member or any of the Executive Committee members may notify the Dallas office of the American Arbitration Association ("AAA") and request AAA to select one Person to act as the arbitrator for resolution of the dispute.

13.10.3. Rules of Arbitration»

.  The arbitrator selected pursuant to Section 13.10.2 will establish the rules for proceeding with the arbitration of the dispute, which will be binding upon all parties to the arbitration proceeding.  The arbitrator may use the rules of the AAA for commercial arbitration but is encouraged to adopt the rules the arbitrator deems appropriate to accomplish the arbitration in the quickest and least expensive manner possible.  Accordingly, the arbitrator may (1) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (2) accept evidence of property values or the values of Company interests without formal appraisals and upon such information provided by Members or other Persons and otherwise minimize discovery procedures as the arbitrator deems appropriate, (3) act upon his understanding or interpretation of the law on any issue without the obligation to research the issue or accept or act upon briefs of the issue prepared by any party, (4) limit the time for presentation of any party's case as well as the amount of information or number of witnesses to be presented in connection with any hearing, and (5) impose any other rules that the arbitrator believes appropriate to effect a resolution of the dispute as quickly and inexpensively as possible. In any event, the arbitrator (A) shall permit each side no more than two depositions (including any deposition of experts), which depositions may not exceed four hours each, one set of ten interrogatories (inclusive of sub-parts) and one set of five document requests (inclusive of sub-parts), (B) shall not permit any requests for admissions, (C) shall limit the hearing, if any, to two days, and (D) shall render his or her decision within 60 days of the filing of the arbitration.

13.10.4. Costs of Arbitration»

. The arbitrator will have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for its attorneys, advisors and consultants.

13.10.5. Award of Arbitrator»

. Any award made by the arbitrator shall be binding on the Members, the Company and all parties to the arbitration and shall be enforceable to the fullest extent of the law.

13.11. Attorney Fees»

.  If the Company or any Member obtains a judgment against any Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorneys' fees and costs as fixed by the court shall be included in such judgment.

13.12. Captions»

.  All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

13.13. Pronouns»

.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

13.14. Successors and Assigns»

.  This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

13.15. Extension Not a Waiver»

.  No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same.  Any extension of time or  other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

13.16. Creditors and Third Parties Not Benefited»

.  Nothing contained in this Agreement is intended or shall be deemed to benefit any third party or creditor of the Company or any Member, and no third party or creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any Additional Capital Contribution for the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement.

13.17. Recalculations of Interest»

.  If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder.  All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

13.18. Severability»

.  In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby; provided, however, the limitation of liability and exculpation provisions of this Agreement are an integral part hereof.

13.19. Entire Agreement»

.  This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated.  Amendments, variations, modifications or changes herein may be made effective and binding upon the Members by, and only by, the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.

13.20. Publicity»

.  The parties agree that no Member shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the proposed terms of any acquisition of any Company property or the Property, without the consent of each of the other Members, except as such disclosure may be made in the course of normal reporting practices by any Member to its shareholders or partners.

13.21. Counterparts»

.  This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

13.22. Confidentiality»

.

13.22.1. Confidential Information»

.  The terms of this Agreement, the identity of the Members, the identity of any person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members (collectively, the "Confidential Information") that has not been publicly disclosed pursuant to authorization by the Executive Committee is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members.  Accordingly, each Member represents that it has not and agrees that it will not and will direct its shareholders, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the Executive Committee and has notified each Member that it has done so; provided, however, any Member (or its Affiliates) may disclose such Confidential Information (i) to any of its or its Affiliates’ directors, officers, investment advisors, auditors, employees, members, shareholders, outside regulators, attorneys and accountants who have a need to know such information and for whom such Member shall be responsible, (ii) if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law) or (iii) necessary for it to perform any of its duties or obligations hereunder or in any property management agreement or development management agreement to which it is a party covering any Company property or any of the Properties. MAAC or MAALP will not refer to Thackeray by name in its public documents unless it is required to do so upon legal advice or unless it received prior approval from Thackeray, with the exception of the filing of an initial 8-K and press release (but, no investors in Thackeray Partners Realty Fund II, L.P. shall be mentioned in any press release or other disclosure or communication without the prior written consent of Thackeray in its sole discretion except as required by law).

13.22.2. No Disclosure»

.  Subject to the exceptions set forth in Section 13.22.1, each Member agrees not to disclose any Confidential Information to any Person (other than a Person set forth in the proviso of Section 13.22.1 who agrees to maintain all Confidential Information in strict confidence or a judge, magistrate or referee or other Persons involved in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information except to the extent such Confidential Information is already in the public domain or in such Member’s reasonable discretion required to be made in, or properly the subject of, any disclosure in any filings with the United States Securities and Exchange Commission or other governmental entity having jurisdiction over such Member.  Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 13.23 provided that, if a Member receives a request to disclose any Confidential Information under the terms of what such Member believes in good faith to be a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable notifies each of the other Members of the existence, terms and circumstances of the order, consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates.  The cost (including, without limitation, attorneys' fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

13.22.3. Survival»

. The covenants contained in this Section 13.22 will survive the Transfer of the Interest of any Member and the termination of the Company.

13.23. Enforceability of Power of Attorney»

.  In the event it is subsequently determined that any power of attorney provision in this Agreement is unenforceable, the parties hereto agree to execute, acknowledge, deliver, file, record and publish such other instruments and documents (including separate powers of attorney), and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of such power of attorney provisions.

SIGNATURES INTENTIONALLY ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

MANAGING MEMBER:

MID-AMERICA APARTMENTS, L.P.,
a Tennessee limited partnership
By:           Mid-America Apartment Communities, Inc.,
a Tennessee corporation, its general partner

By:   /s/ Simon R.C. Wadsworth
Simon R.C. Wadsworth
Chief Financial Officer

MEMBER:

TPRF II/Memphis Investor, L.L.C., a Delaware limited liability company

By:           /s/ Anthony W. Dona
Name:        Anthony W. Dona
Title:          Co-President